                                                                  Exhibit 10.2.1

                                                                  EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT

                                  by and among

                      CONSTELLATION POWER, INC., as Seller

                                       and

                                 COSI PUNA, INC.

                                       and

                            ORNI 8 LLC, as Purchaser

                                       and

                    ORMAT NEVADA INC., as Purchaser's Parent

                          for the Sale of the Shares of

                                 CE PUNA I, INC.

                                       and

                                CE PUNA II, INC.

                   which includes the transfer of interests in

                           CE PUNA LIMITED PARTNERSHIP

                                       and

                             PUNA GEOTHERMAL VENTURE

                           Dated as of April 22, 2004

                                TABLE OF CONTENTS

                                     - i -

   SECTION 6.9       "AS IS" SALE; DISCLAIMER OF REPRESENTATIONS AND

   SECTION 7.18      ACTION TAKEN IN CONNECTION WITH THE LOAN DOCUMENTS..50

                                     - ii -

                                    - iii -

   SECTION 13.10        NO THIRD PARTY BENEFICIARIES.....................69
   SECTION 13.11        NO RELATIONSHIP.  ...............................69
   SECTION 13.12        CONSTRUCTION OF AGREEMENT........................69
   SECTION 13.13        CLOSING OVER BREACHES OR UNSATISFIED CONDITIONS..69

                                     - iv -

                             EXHIBITS AND SCHEDULES

ITEM                         DESCRIPTION

Exhibit 10.8                 Legal Opinion of Seller's Counsel

Exhibit 11.7                 Legal Opinion of Purchaser's Counsel

Schedule 1.1A                Company Guarantees

Schedule 1.1B                Company Insurance Policies

Schedule 1.1C                Intercompany Arrangements

Schedule 1.1D                Seller's Persons With Knowledge

Schedule 1.1E                Purchaser's Required Consents

Schedule 1.1F                Purchaser's Required Regulatory Approvals

Schedule 1.1G                Seller's Required Consents

Schedule 1.1H                Seller's Required Regulatory Approvals

Schedule 3.4                 Working Capital Adjustment

Schedule 5.3                 Capitalization

Schedule 5.4                 No Violation

Schedule 5.6                 Compliance With Laws

Schedule 5.7                 Permits

Schedule 5.9                 Existing Contracts

Schedule 5.10                Personal Property

Schedule 5.12                Leases

Schedule 5.14                Environmental Compliance

Schedule 5.15                Tax Matters

Schedule 5.18                Undisclosed Liabilities

Schedule 5.19                Absence of Certain Financial Changes or Events

Schedule 5.23                Employee Benefit Plans

Schedule 7.3(b)              Conduct Pending Closing

Schedule 7.5(b)              Purchase Price Allocation

Schedule 7.5(h)              Tax Refunds

Schedule 7.14                Employees and Purchaser's Replacement Benefit Plans

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT dated as of April 22, 2004 (the
"Effective Date"), is made and entered into by and among CONSTELLATION POWER,
INC., a Maryland corporation ("CPI" or "Seller"), COSI PUNA, INC., a Maryland corporation ("COSI PUNA"), ORNI 8 LLC, a Delaware limited liability company
("ORNI 8" or "Purchaser") and ORMAT NEVADA INC., a Delaware corporation
("Purchaser's Parent")(each of the foregoing sometimes referred to herein as a
"Party" and, collectively, as the "Parties").

                                    RECITALS

         A. CPI is the record and beneficial owner of 100% of the issued and outstanding capital stock of (i) CE Puna I, Inc. (the "CE PUNA I Shares"), a
Maryland corporation ("CE PUNA I") and (ii) CE Puna II, Inc. (the "CE PUNA II
Shares"), a Maryland corporation ("CE PUNA II").

         B. Each of CE PUNA I and CE PUNA II is the record and beneficial owner of 50% of the partnership interests (collectively, the "CE PUNA LP Interests")
of CE Puna Limited Partnership, a Maryland limited partnership ("CE PUNA LP").

         C. CE PUNA I and CE PUNA LP are the record and beneficial owners of all of the partnership interests of Puna Geothermal Venture (collectively, the "PGV
Interests"), a Hawaii general partnership ("PGV").

         D. PGV owns the Plant (as defined in Section 1.1).

         E. COSI PUNA operates the Plant pursuant to the O&M Agreement (as defined in Section 1.1).

         F. The CE PUNA I Shares and the CE PUNA II Shares may sometimes be referred to herein collectively as the "Purchased Shares", the CE PUNA LP
Interests and the PGV Interests may sometimes be referred to herein collectively as the "Partnership Interests" and CE PUNA I, CE PUNA II, CE PUNA LP and PGV may
sometimes be referred to herein collectively as the "Companies."

         G. CPI desire to sell to Purchaser, and Purchaser desires to purchase and acquire from CPI, all of the Purchased Shares on the terms and subject to the conditions hereinafter set forth.

         H. COSI PUNA and PGV desire to terminate the O&M Agreement effective as of the Closing Date.

         I. Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale of the Purchased Shares contemplated hereby (the
"Transactions");

         J. The Parties desire that Purchaser's Parent support certain of the obligations of Purchaser hereunder as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         SECTION 1.1 Certain Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

         "338 Allocation Statement" has the meaning set forth in Section 7.5(b).

         "Affiliate" of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified
Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

         "Agreement" means this Purchase and Sale Agreement, together with the
Schedules and Exhibits hereto.

         "Applicable Laws" means all statutes, rules, regulations, ordinances, orders and codes of Governmental Authorities which apply to Seller, Purchaser, the Companies, the Plant, this Agreement, or the Transactions, as applicable.

         "Balance Sheet" has the meaning set forth in Section 5.17.

         "Business" means the business and operations of PGV.

         "Business Day" means a day other than Saturday, Sunday or a day on which banks are authorized to be closed for business in the City of New York,
New York.

         "Cause" means (a) subject Transferred Employee's conviction of (i) a felony, (ii) a crime against the Transferred Employee's employer, (iii) a crime involving substance abuse, fraud or moral turpitude, or (iv) a crime which would materially compromise the reputation of the Transferred Employee's employer, (b)
misconduct on the part of a Transferred Employee that adversely reflects upon the business, affairs or reputation of his or her employer or upon the
Transferred Employee's ability to perform his or her duties for such employer, including sexual harassment or public disparagement of such employer or its
Affiliates, (c) the Transferred Employee's failure to pass any narcotics test, violation of the terms of any agreement entered into with his or her employer or material violation of other reasonable work rules of the Transferred Employee's employer, or (d) the failure or refusal by the Transferred Employee to perform the duties and responsibilities of his or her position with the Transferred
Employee's employer in any material respect, provided that such Transferred
Employee is given 14 days in which to attempt to correct such failure.

         "CE PUNA I" has the meaning set forth in the Recitals to this
Agreement.

         "CE PUNA I Shares" has the meaning set forth in the Recitals to this
Agreement.

         "CE PUNA II" has the meaning set forth in the Recitals to this
Agreement.

         "CE PUNA II Shares" has the meaning set forth in the Recitals to this
Agreement.

         "CE PUNA LP" has the meaning set forth in the Recitals to this
Agreement.

         "CE PUNA LP Interests" has the meaning set forth in the Recitals to this Agreement.

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.1.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
1985, as amended, and the rules and regulations promulgated thereunder.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Companies" has the meaning set forth in the Recitals to this
Agreement.

         "Company Guarantees" means any and all obligations relating to the contracts, agreements, guarantees, letters of credit, bonds and other credit assurances of a comparable nature of Seller or any of its Affiliates (other than the Companies) for the benefit of any counterparties of the Companies and listed or described in Schedule 1.1A.

         "Company Insurance Policies" means all insurance policies carried by or for the benefit of the Companies or COSI PUNA with respect to the ownership, operation or maintenance of the Plant as set forth on Schedule 1.1B.

         "Condemned Portion" has the meaning set forth in Section 7.6(b).

         "Confidentiality Agreement" means that certain confidentiality agreement, dated as of December 10, 2003 entered into between Purchaser (or an
Affiliate of Purchaser) and CPI in connection with the Transactions.

         "COSI PUNA" has the meaning set forth in the introductory paragraph to this Agreement.

         "CPI" has the meaning set forth in the introductory paragraph of this
Agreement.

         "Credit Agreement" means that certain Amended and Restated Credit
Agreement Term Loan Facility by and among Puna Geothermal Venture, Credit Suisse
First Boston New York Branch, and the Lenders that are signatories thereto, dated as of December 2, 1996 and as amended by that certain First Amendment, dated April 24, 1997, that certain Second Amendment, dated as of August 21,
2002, and that certain Third Amendment, dated as of December 10, 2003.

         "CSFB Swap Agreement" means that certain ISDA Master Agreement, dated as of December 23, 1996 by and between Credit Suisse, New York Branch and PGV.

         "Damaged Portion" has the meaning set forth in Section 7.6(c).

         "Debt Payoff Amount" means the outstanding principal and accrued interest as of the Closing Date under the Credit Agreement.

         "Debt Service Reserve Guaranty" means that certain Constellation Debt
Service Reserve Guaranty, dated as of December 2, 1996, made by Constellation
Investments, Inc. in favor of Credit Suisse, New York Branch, for the benefit of the Lenders (as defined in the Credit Agreement).

         "Dollars" or "$" means dollars in lawful currency of the United States.

         "Dresdner Swap Agreement" means that certain ISDA Master Agreement, dated as of December 23, 1996 by and between Dresdner Bank, AG and PGV.

         "Due Diligence Materials" means (a) the due diligence materials distributed or otherwise made available in written or digital form by or on behalf of Seller to Purchaser including, without limitation, the materials made available on the IntraLinks web site established on behalf of Seller and that certain Preliminary Report, dated April 16, 2004, prepared by Title Guaranty of
Hawaii, Inc., (b) all written answers to questions provided by or on behalf of
Seller to Purchaser, and (c) the documents and materials made available to
Purchaser during any on-site due diligence visit of the Plant.

         "Effective Date" has the meaning set forth in the introductory paragraph of this Agreement.

         "Employee Benefit Plans" means any retirement, pension, profit sharing, deferred compensation, stock bonus, 401(k), savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any "employee benefit plan," as defined in Section 3(3)
of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by any of COSI PUNA, the
Companies or an ERISA Affiliate or to which any of COSI PUNA, the Companies or an ERISA Affiliate is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of any of COSI
PUNA, the Companies or an ERISA Affiliate (or any dependent or beneficiary of any such individual), or (c) with respect to which any of COSI PUNA, the
Companies or an ERISA Affiliate has (or could have) any obligation or liability.

         "Encumbrances" means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, equities, charges, activity and use restrictions and limitations, covenants, encroachments, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind, and any restrictions on rights to receive income or voting rights.

         "Environmental Laws" means all federal, state, and local civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders or common law relating to pollution or protection of the environment, plants, animals, natural resources or human health and safety, as the same may be amended or adopted, including, without limitation, laws relating to Releases or threatened Releases of
Hazardous Materials (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage,
Release, transport, disposal or handling of Hazardous Materials, including, but not limited to: the Comprehensive Environmental Response, Compensation and
Liability Act, 42 U.S.C. (section)9601 et seq.; the Resource Conservation and
Recovery Act, 42 U.S.C. (section)6901 et seq.; the Federal Water Pollution
Control Act, 33 U.S.C. (section)1251 et seq.; the Clean Air Act, 42 U.S.C.
(section)7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
(section)1471 et seq.; the Toxic Substances Control Act, 15 U.S.C.
(sections)2601 through 2629; the Oil Pollution Act, 33 U.S.C. (section)2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
(section)11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. (section)300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. (section) 651 et seq.; the

Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. (section)1201 et seq.; and similar laws of the State of Hawaii or of any other Governmental
Authority having jurisdiction over the site at which the Plant is located or otherwise applicable to the Plant or its owner or operator.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

         "ERISA Affiliate" means any person or entity that, together with any of the Companies or COSI PUNA, is treated as a single employer under Section
414(b), (c), (m) or (o) of the Code.

         "Estimated Adjustment Statement" has the meaning set forth in Section
3.4(a).

         "Excluded Assets" has the meaning provided in Section 7.12.

         "Excluded Liabilities" has the meaning set forth in Section 7.13.

         "Existing Contracts" means the contracts, agreements, arrangements and leases of any nature, other than the Permits, to which PGV is a party or by or to which it, the Plant or any of PGV's other assets is or are bound, affected or subject.

         "Final Adjustment Statement" has the meaning set forth in Section
3.5(a).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Authority" means: (a) any federal, state, local, foreign or other government; (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, custodial, or authority or power with respect to Taxes; and (c) any court or governmental tribunal; provided, however, that it does not include Purchaser, Seller, any
Affiliate thereof, or any of their respective successors in interest or any owner or operator of the Plant (if otherwise a Governmental Authority).

         "Hazardous Substances" means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is listed or regulated under applicable
Environmental Laws as a "hazardous" or "toxic" substance or waste, or as a
"contaminant," or is otherwise listed or regulated under applicable
Environmental Laws because it poses a hazard to human health or the environment, including without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended.

         "Income Tax" means any Tax imposed by any Governmental Authority (a)
based upon, measured by or calculated with respect to gross or net income, profits or receipts (including capital gains Taxes and minimum Taxes), or (b)
based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause
(a), in each case together with any interest, penalties or additions attributable to such Tax. The general excise tax set forth in Hawaii Revised
Statutes Section 237-13 is not an "Income Tax" under this Agreement.

         "Indemnifiable Claim" has the meaning set forth in Section 9.7.

         "Indemnitee" has the meaning set forth in Section 9.4.

         "Indemnitor" has the meaning set forth in Section 9.4.

         "Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Purchaser for purposes of this Agreement.

         "Initial Purchase Price" has the meaning set forth in Section 3.2.

         "Intercompany Arrangements" means, collectively, any contract or arrangement in respect of any intercompany transaction between any of the
Companies, on the one hand, and Seller or any of its Affiliates (other than the
Companies) on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances or the like, and including without limitation, the contracts and arrangements set forth in Schedule 1.1C.

         "Inventory" means any and all spare parts, inventory and supplies used in connection with the ownership, operation and maintenance of the Plant.

         "IRS" means the Internal Revenue Service.

         "Knowledge" or similar terms used in this Agreement with respect to a
Party means: (a) in the case of Seller, the extent of the actual and current knowledge of the individuals listed in Schedule 1.1D (or their respective successors) as of the Effective Date (or, with respect to the officer's certificate delivered pursuant to Section 10.6, the date of delivery of the certificate); and (b) in the case of Purchaser, the extent of the actual and current knowledge as of the Effective Date (or, with respect to the officer's certificate delivered pursuant to Section 11.6, the date of delivery of the certificate) of any officer or employee of each of Purchaser or any Affiliate of
Purchaser who has actually participated in the negotiation or review of this
Agreement or due diligence with respect to the Transactions on Purchaser's behalf.

         "Loan Documents" means, collectively, the Credit Agreement and all documents related and incidental thereto, including, but not limited to, the
CSFB Swap Agreement, Dresdner Swap Agreement, Pledge Agreement, Debt Service
Reserve Guaranty and the agreements and instruments identified in Item 1 of
Schedule 5.9.

         "Losses" has the meaning set forth in Section 9.2(a).

         "Material Adverse Effect" means (a) any event, circumstance or condition materially impairing a Party's authority, right, or ability to (i)
consummate the Transactions or (ii) transfer the Purchased Shares or the
Partnership Interests, or (b) any change in, or effect on, the Plant that is materially adverse to the finances, operations or physical condition of the
Plant, taken as a whole, but excluding:

                  (1) any change or effect generally affecting the State of
Hawaii, the Big Island of Hawaii, or the international, national, or local electric generating, transmission or distribution industry as a whole;

                  (2) any change or effect resulting from changes in the State of Hawaii, the Big Island of Hawaii, or the international, national, or local wholesale or retail markets for electric power;

                  (3) any change in or effect on the State of Hawaii, the Big
Island of Hawaii, or the North American, national, or local transmission system;

                  (4) any change or changes cured (including by the payment of money) before the earlier of the Closing and the termination of the Agreement pursuant to Section 12.1;

                  (5) any order or act of any Governmental Authority applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon, except to the extent specifically relating to PGV, the Plant or the
Transactions;

                  (6) any change or effect resulting from one or more changes in the rules established by any independent system operator or regional transmission organization with jurisdiction over PGV or the Plant;

                  (7) the financial or other condition of the purchaser under the Power Purchase Agreement or its Affiliates;

                  (8) any change or effect resulting from changes in the
national or international securities markets; or

                  (9) any change or effect resulting from or associated with acts of war, national disaster, acts of God, or terrorism that does not directly affect the Plant.

         Any determination as to whether any condition or other matter has a
Material Adverse Effect shall be made only after taking into account proceeds received under all effective insurance coverages and effective third party indemnifications with respect to such condition or matter.

         "Notice of Claim" has the meaning set forth in Section 9.4.

         "O&M Agreement" means that certain Operation and Maintenance Agreement between PGV and COSI PUNA, dated as of December 2, 1996.

         "ordinary course of business" means, with respect to PGV, the operation of the Plant in the ordinary course consistent with past custom and practice.

         "Partnership Interests" has the meaning set forth in the Recitals to this Agreement.

         "Party" has the meaning set forth in the introductory paragraph of this
Agreement.

         "Permits" has the meaning provided in Section 5.7.

         "Permitted Encumbrances" means:

                  (a) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable, or Taxes the validity of which are being contested in good faith by appropriate proceedings as listed on
Schedule 5.15 and for which adequate provision is made on the Balance Sheet;

                  (b) all exceptions, restrictions, easements, charges,
rights-of-way and monetary and non-monetary encumbrances which are set forth in any Permit;

                  (c) mechanics', carriers', workers', repairers' and other
similar liens and the rights of customers, suppliers and subcontractors arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are contested in good faith by appropriate proceedings as listed on Schedule 5.8;

                  (d) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business;

                  (e) zoning, entitlement, conservation restriction and other land use and environmental regulations of any Governmental Authority;

                  (f) Encumbrances of record (other than Encumbrances securing indebtedness of Seller for money borrowed which are not covered by any other clause of this definition);

                  (g) restrictions and regulations imposed by any Governmental
Authority or any local, state, regional, national or international reliability council, or any independent system operator or regional transmission organization with jurisdiction over either PGV or the Plant;

                  (h) Encumbrances with respect to the assets of Plant created by or resulting from the acts or omissions of Purchaser;

                  (i) claims, equities and other Encumbrances arising under the
Existing Contracts, or which will be and are discharged or released either prior to, or simultaneously with, the Closing;

                  (j) any restrictions contained in or imposed by Seller's and
Purchaser's Required Regulatory Approvals and Seller's and Purchaser's Required
Consents; and

                  (k) such other Encumbrances or imperfections in or failures of title that would not, individually or in the aggregate, have a Material Adverse
Effect.

         "Person" means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any Governmental Authority, or any other entity.

         "PGV" has the meaning set forth in the Recitals to this Agreement.

         "PGV Interests" has the meaning set forth in the Recitals to this
Agreement.

         "Plant" means, to the extent of PGV's ownership interests therein, the geothermal electricity generation facilities located on the Big Island of Hawaii and all related personal and real property interests therein.

         "Pledge Agreement" means that certain Stock Pledge Agreement (CEI)
dated as of December 21, 1990, by CPI to Credit Suisse, New York Branch, as
amended by that certain Confirmation and Amendment of Pledge Agreement - CPI, by
CPI to Credit Suisse, New York Branch, dated as of December 2, 1996.

         "Power Purchase Agreement" means that certain Power Purchase Contract for Unscheduled Energy Made Available From a Qualifying Facility, dated as of
March 24, 1986, by and between PGV and Hawaii Electric Light Company, Inc., as amended on July 28, 1989, October 19, 1993, March 7, 1995, and February 12,
1996.

         "Price Allocation" has the meaning set forth in Section 7.5(b).

         "Property Taxes" means real, personal and intangible property Taxes.

         "Purchase Price" has the meaning set forth in Section 3.3.

                                       10

         "Purchased Shares" has the meaning set forth in the Recitals to this
Agreement.

         "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser Claims" has the meaning set forth in Section 9.2(a).

         "Purchaser Indemnified Parties" has the meaning set forth in Section
9.2(a).

         "Purchaser's Parent" has the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser's Required Consents" means the consent of any Person specified in Schedule 1.1E, other than a Governmental Authority, necessary for
Purchaser's consummation of the Transactions.

         "Purchaser's Required Regulatory Approvals" means approval of the purchase and sale contemplated hereby by any Governmental Authority specified in
Schedule 1.1F.

         "Recognized Environmental Condition" means the presence or Release, or threatened Release, to the environment, at the Plant, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Plant regardless of when such presence or Release occurred or is discovered.

         "Records" has the meaning set forth in Section 7.10(a).

         "Release" means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous
Substances in barrels, drums, or other containers.

         "Remediation" means any action of any kind to address a Recognized
Environmental Condition or Release or threatened Release or the presence of
Hazardous Substances on or in the air, soil, surface water or groundwater, including the following: (a) monitoring, investigation, cleanup, containment, remediation, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (c) preparing and implementing any plans or studies for such work; (d) obtaining a written notice from a Governmental
Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (e) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or

                                       11

before any Governmental Authority with respect to any such Recognized
Environmental Condition, Release or threatened Release or presence of Hazardous
Substances; and (f) any other activities reasonably determined by Seller or PGV to be necessary or appropriate or required under Environmental Laws to address a
Recognized Environmental Condition, the presence of or Release of Hazardous
Substances in the air, soil, surface water or groundwater at the Plant or any other off-site location.

         "Replacement Benefit Plans" has the meaning set forth in Section
7.14(d).

         "Replacement Welfare Plans" has the meaning set forth in Section
7.14(c).

         "Section 338(h)(10) Election" has the meaning set forth in Section
7.5(b).

         "Securities Act" has the meaning set forth in Section 6.10.

         "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

         "Seller's Claims" has the meaning set forth in Section 9.3(a).

         "Seller's Indemnified Parties" has the meaning set forth in Section
9.3(a).

         "Seller's Marks" means the name "Constellation," "Constellation
Energy", "COSI" and all derivatives thereof and corresponding logos, excluding the name "Puna Geothermal Venture".

         "Seller's Required Consents" means (a) the consent of any Person specified in Schedule 1.1G other than a Governmental Authority necessary for
Seller's consummation of the Transactions, and (b) the consent of any Person required by any of the Existing Contracts or the Permits for Seller's
consummation of the Transactions.

         "Seller's Required Regulatory Approvals" means approval of the purchase and sale contemplated hereby by any Governmental Authority specified in Schedule
1.1H.

         "Tax" or "Taxes" means (i) all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state or local or foreign taxing authority, including but not limited to, income, excise, real or personal property, sales, transfer, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment or other taxes, and any payments to any state, local or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments, (ii) any interest, penalty or addition attributable thereto, whether disputed or not, and (iii) any item for which liability arises as a transferee or successor-in-interest, operation of law or Treasury regulation Section 1.1502-6(a) (or any predecessor or successor thereof or similar provision of law).

         "Tax Proceeding" has the meaning set forth in Section 7.5(d).

                                       12

         "Tax Return" means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto, required to be filed with any Governmental Authority responsible for the administration of Applicable Laws governing Taxes.

         "Termination Date" has the meaning set forth in Section 12.1(b).

         "Third Party Claim" means a claim by a Person that is not included among the Seller's Indemnified Parties or the Purchaser Indemnified Parties,
including any claim for the costs of conducting Remediation, or seeking an order or demanding that a Person undertake Remediation.

         "Transactions" has the meaning set forth in the Recitals to this
Agreement.

         "Transfer Tax" means any sales Tax, transfer Tax, conveyance fee, recording fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto, but excluding for all purposes Income Taxes.

         "Transferred Employees" has the meaning set forth in Section 7.14(a).

          "Transition Period" means the period commencing with the execution of this Agreement by both Parties and ending upon Closing (or earlier termination of this Agreement).

         "Transition Representative" has the meaning set forth in Section 8.2.

         "Unaudited Financial Statements" has the meaning set forth in Section
5.17.

         SECTION 1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

                  (a) the singular number includes the plural number and vice versa;

                  (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

                  (c) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

                  (d) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any

                                       13

Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

                  (e) any accounting term used and not otherwise defined in this
Agreement has the meaning assigned to such term in accordance with GAAP;

                  (f) "hereunder," "hereof," "hereto" and words of similar
import are references to this Agreement as a whole and not to any particular
Section or other provision hereof or thereof;

                  (g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term;

                  (h) relative to the determination of any period of time,
"from" means "from and including," "to" means "to but excluding" and "through"
means "through and including;"

                  (i) reference to any law (including statutes and ordinances)
means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

                  (j) any agreement, instrument, insurance policy, statute,
regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

                                   ARTICLE 2

                                PURCHASE AND SALE

         SECTION 2.1 Purchase and Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing,
Seller shall sell and transfer to Purchaser, and Purchaser shall purchase and accept from Seller, all of the Purchased Shares; and (b) COSI PUNA and PGV shall terminate the O&M Agreement.

                                       14

                                   ARTICLE 3

                             CLOSING; PURCHASE PRICE

         SECTION 3.1 Closing. Subject to the terms and conditions hereof, proceedings for the consummation of the Transactions (the "Closing") will take place at the offices of Constellation Energy Group, Inc., 750 East Pratt Street,
Baltimore, Maryland, at 10:00 a.m. local time, on a mutually acceptable date within ten (10) Business Days following the date on which the conditions set forth in ARTICLE 10 and ARTICLE 11, other than those conditions that by their nature are to be satisfied at the Closing (and for purposes of setting the
Closing Date, the matters contemplated by Section 11.9 shall be assumed to have been satisfied), have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree, and in no event later than the Termination Date. The date on which such proceedings actually occur is referred to herein as the "Closing
Date." At the Closing, and subject to the terms and conditions hereof, the following will occur:

                  (a) Deliveries by Seller. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the following:

                       (i) an instrument of assignment from CPI which is in a
form sufficient to evidence and effect the valid transfer of full title to the
Purchased Shares free and clear of all Encumbrances and all of the original issued and outstanding Purchased Shares stock certificates;

                       (ii) the minute books, company records and files of the
Companies and the records of COSI PUNA related to the Transferred Employees (as permitted by Applicable Laws) and those related to the operation and maintenance of the Plant; provided, however, that Seller shall not be required to deliver any of the foregoing to Purchaser to the extent that the same would (A) violate any court or administrative order, (B) disclose information about the activities of Seller, COSI PUNA or any of their Affiliates (other than the Companies) that is unrelated to the Companies, the Business or the Plant, or (C) disclose proprietary models of Seller or any of its Affiliates pertaining to energy project evaluation, energy or natural gas price curves or projections, or other economic predictive models;

                       (iii) those documents required to be delivered to
Purchaser by Seller pursuant to ARTICLE 10;

                       (iv) evidence of termination of the O&M Agreement. the
Credit Documents and the Intercompany Arrangements, reasonably satisfactory to
Purchaser;

                       (v) a listing as of the Closing Date of (A) the amounts
accrued, (B) the amounts actually paid, and (C) any remaining amounts anticipated to be incurred

                                       15

but not yet accrued or paid, by any of the Companies in connection with the repairs contemplated by Item 1 of Schedule 5.19; and

                       (vi) any other documents or instruments as may be
reasonably necessary to effect the Transactions to the extent reasonably requested by Purchaser of Seller.

                  (b) Deliveries by Purchaser. At Closing, Purchaser shall
deliver, or cause to be delivered, to Seller the following:

                       (i) the Initial Purchase Price, subject to the provisions
of Section 3.3, if any, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing prior to the Closing Date.

                       (ii) those documents required to be delivered to Seller
by Purchaser pursuant to ARTICLE 11; and

                       (iii) any other documents or instruments as may be
reasonably necessary to effect the Transactions to the extent requested by
Seller of Purchaser a reasonable period of time prior to the Closing Date.

         SECTION 3.2 Initial Purchase Price. The initial purchase price for the
Purchased Shares shall be Seventy One Million Dollars ($71,000,000) (the
"Initial Purchase Price").

         SECTION 3.3 Adjustment to Initial Purchase Price. The Initial Purchase
Price shall be subject to such adjustments as are specified in Section 3.4,
Section 3.5, Section 7.5, Section 7.6 and ARTICLE 9, if any (the Initial
Purchase Price as so adjusted is herein referred to as the "Purchase Price").

         SECTION 3.4 Estimated Adjustment Statement.

                   (a) By or before 10:00 a.m. on the third Business Day prior to the scheduled Closing Date, Seller shall prepare and deliver to Purchaser a statement (the "Estimated Adjustment Statement") that sets forth as of the close of business on the Closing Date the net working capital of the Companies as of the Closing Date as calculated as set forth on Schedule 3.4; provided, however the following shall be excluded from such calculation: (i) any and all liabilities under the Loan Documents; and (ii) any amounts related to Inventory;
and (iii) the Intercompany Arrangements. In connection with the foregoing calculation, Seller shall also determine any and all costs, expenses or other liabilities paid by any of the Companies prior to the Closing Date and any of the foregoing accrued by any of the Companies prior to the Closing Date related to the repairs contemplated by Item 1 of Schedule 5.19 prior to the Closing Date and all such accrued unpaid amounts shall be included in the calculation of net working capital as provided above. Insurance proceeds to be paid under the
Company Insurance Policies with regard to such repair shall be allocated among
Seller and Purchaser as provided in

                                       16

Section 7.7. In the event the Closing is not scheduled to occur on the last day of a given month, then the items that are included in the Estimated Adjustment
Statement shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item representing the full calendar month by a fraction, the numerator of which is the Closing Date and the denominator of which is the number of days there are in the month in which the Closing occurs.
The Estimated Adjustment Statement will be prepared in conformity with GAAP, applied on a basis consistent with the financial statements made available to
Purchaser under Section 5.17, using the example and format set forth in Schedule
3.4.

                   (b) In the event the result of the Estimated Adjustment
Statement is a negative number, then the Initial Purchase Price will be reduced by an amount equal to absolute value of such number and if the result is a positive number, then the Initial Purchase Price will be increased by an amount equal to such number.

         SECTION 3.5 Final Adjustment Statement.

                   (a) Within forty-five (45) days following the Closing Date,
Purchaser shall prepare and deliver to Seller a final statement (the "Final
Adjustment Statement") that sets forth the same information as included in the
Estimated Adjustment Statement provided pursuant to Section 3.4(a) above, adjusted to take into account the final figures as of 12:01 a.m. on the Closing
Date determined in accordance with the standard set forth in Section 3.4. Seller shall provide to Purchaser copies of all invoices or other billing information actually received or sent by Seller during this forty-five (45) day period to allow Purchaser to prepare the Final Adjustment Statement in accordance with this Section. The Final Adjustment Statement shall be accompanied by such backup information and schedules as are reasonably required in order for Seller to understand and verify the accuracy of the computation of the amount(s) set forth therein. In the event the Closing does not occur on the last day of a given month, then the items that are included in the Final Adjustment Statement shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item representing the full calendar month by a fraction, the numerator of which is the Closing Date and the denominator of which is the number of days there are in the month in which the Closing occurs.

                   (b) The Parties shall attempt to agree upon the Final
Adjustment Statement within thirty (30) days following the delivery thereof to
Seller. If Seller disputes any item set forth on the Final Adjustment Statement,
Seller shall give Purchaser written notice thereof within thirty (30) days following the delivery to Seller of the Final Adjustment Statement setting forth in reasonable detail the disputed item or items. If Seller has not delivered such notice to Purchaser within such thirty (30) day period, the Final
Adjustment Statement shall be deemed to be final and, to the extent the Final
Adjustment Statement reflects an adjustment to the Initial Purchase Price that is different from the adjustment calculated pursuant to Section 3.4(a), the
Party that benefited from

                                       17

the variance in the adjustment made on the Closing Date shall pay to the other
Party the variance amount within five (5) days following the expiration of such thirty (30) day period. If Seller has delivered a notice of a dispute to
Purchaser, the undisputed portion of the variance amount, if any, shall be paid to the Party entitled to receive the same within five (5) Business Days following the delivery of the notice by Seller to Purchaser, and the Parties shall jointly engage the Independent Accounting Firm and shall direct the
Independent Accounting Firm to make a final, binding determination of all such disputes within forty-five (45) days of presentation to the Independent
Accounting Firm by the Parties of the information that each such Party believes supports its position with respect to each disputed item. Such information shall be presented by each Party to the Independent Accounting Firm within ten (10)
days following the selection thereof. The Parties will further direct the
Independent Accounting Firm to deliver a written notice to Purchaser and Seller setting forth its determination with respect to each disputed item. The results of such determination will be final and binding, and the balance of the variance amount, if any, resulting from such determination will be paid to the Party entitled to receive the same within ten (10) days of the Independent Accounting
Firm's notice of its determination. The fees and expenses of the Independent
Accounting Firm shall be borne in equal parts by the Purchaser on the one hand, and the Seller, on the other, and further agree that in connection with the engagement of the Independent Accounting Firm, each of the Purchaser and the
Seller will, if requested by the Auditors, execute a reasonable engagement letter including customary indemnities.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

         Except as set forth in the Schedules to this Agreement as noted below, or in the Due Diligence Materials, Seller represents and warrants to Purchaser as of the Effective Date as follows:

         SECTION 4.1 Organization and Existence.

                  (a) CPI is a corporation, duly organized, validly
existing and in good standing under the laws of the State of Maryland.

                  (b) COSI PUNA is a corporation, duly organized, validly
existing and in good standing under the laws of the State of Maryland.

         SECTION 4.2 Execution, Delivery and Enforceability. Each of Seller and
COSI PUNA has all requisite corporate power and authority to execute and deliver, and perform their obligations under, this Agreement and to consummate the Transactions. The execution, delivery and performance by Seller and COSI
PUNA of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action required on the part of
Seller and COSI PUNA and no other corporate proceedings on the part of Seller or
COSI PUNA are necessary to authorize this Agreement or to consummate the
Transactions. Assuming Purchaser's due authorization,

                                       18

execution and delivery of this Agreement, this Agreement constitutes the valid and legally binding obligation of Seller and COSI PUNA, enforceable against
Seller and COSI PUNA in accordance with its terms.

         SECTION 4.3 No Violation. Subject to Seller obtaining Seller's Required
Regulatory Approvals and Seller's Required Consents, and except for compliance with the requirements of the HSR Act, neither the execution or delivery by
Seller or COSI PUNA of this Agreement, nor Seller's or COSI PUNA's compliance with any provision hereof, nor Seller's or COSI PUNA's consummation of the
Transactions will:

                  (a) violate, or conflict with, or result in a breach of any provisions of the certificate of incorporation or by-laws of Seller or COSI
PUNA;

                  (b) result in a default (or give rise to any right of
termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, or agreement (including, without limitation, the Existing Contracts) or other instrument or obligation to which Seller or COSI PUNA is a party or by which Seller or COSI PUNA may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained;

                  (c) violate, contravene or conflict with, or result in a
breach of, any law, rule, regulation, order, writ, injunction, license, permit or decree, applicable to Seller or COSI PUNA which would, individually or in the aggregate, have a Material Adverse Effect and will not affect the validity or enforceability of this Agreement or the validity of the Transactions; or

                  (d) require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Seller or COSI PUNA from performing its obligations hereunder.

         SECTION 4.4 Litigation. There is no claim, action, proceeding or, investigation pending or, to Seller's or COSI PUNA's Knowledge, threatened against or relating to Seller or COSI PUNA before any court, arbitrator or
Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which would, individually or in the aggregate, reasonably be expected to result, or has resulted, in:

                  (a) the institution of legal proceedings to prohibit or
restrain the performance of this Agreement or the consummation of the
Transactions by Seller or COSI PUNA;

                  (b) a claim against Purchaser or its Affiliates for damages as a result of Seller or COSI PUNA entering into this Agreement or the consummation by Seller or COSI PUNA of the Transactions; or

                                       19

                  (c) a material impairment of Seller's or COSI PUNA`s ability to perform its obligations under this Agreement.

         SECTION 4.5 Brokers. All negotiations relating to this Agreement or the
Transactions for the benefit of Seller, COSI PUNA or the Companies have been carried on by Seller and COSI PUNA and in such a manner as not to give rise to any valid claim against Purchaser or Companies (by reason of Seller's, COSI
PUNA's, the Companies' or any of their respective Affiliates' actions) for a brokerage commission, finder's fee or other like payment to any Person.

         SECTION 4.6 Seller's and COSI PUNA's Qualifications. Neither Seller nor
COSI PUNA has any Knowledge of any reason(s) that the Closing conditions set forth in Articles 10 and 11 (other than the closing conditions set forth in
Section 10.4 as to Purchaser's Consents and Purchaser's Regulatory Approvals)
cannot be satisfied. To Seller's Knowledge, Seller is qualified to sell the
Purchased Shares and there are no conditions in existence which could reasonably be expected to delay, impede or condition the receipt by Seller of Seller's
Required Regulatory Approvals or Seller's Required Consents. The provisions of this Section 4.6 are qualified to the extent that the receipt of any Seller's
Required Regulatory Approval is subject to the discretion of the applicable
Governmental Authority.

         SECTION 4.7 Consents and Approvals. No consent, approval,
authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or COSI PUNA or for or in connection with the consummation of the
Transactions and performance of the terms and conditions contemplated hereby by
Seller or COSI PUNA, except for: (a) Seller's Required Regulatory Approvals; (b)
Seller's Required Consents; and (c) requirements under the HSR Act.

         SECTION 4.8 Compliance with Laws. Neither Seller nor COSI PUNA is in violation of any laws, orders, ordinances, rules, regulations or judgments of any Governmental Authority which could result in a Material Adverse Effect.

                                   ARTICLE 5

             REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

         Except as set forth in the Schedules to this Agreement as noted below, or in the Due Diligence Materials, Seller represents and warrants to Purchaser as of the Effective Date as follows:

         SECTION 5.1 Organization and Existence

                  (a) CE PUNA I is a corporation, duly organized, validly
existing and in good standing under the laws of the State of Maryland and has all requisite power and

                                       20

authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  (b) CE PUNA II is a corporation, duly organized, validly
existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  (c) CE PUNA LP is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  (d) PGV is a general partnership, duly formed and in good
standing under the laws of the State of Hawaii and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  (e) Each of the Companies is duly qualified to do business and is in good standing in each jurisdiction, if any, in which it is required to be so qualified except in those jurisdictions where the failure to be so duly qualified would not reasonably be expected to result in a Material Adverse
Effect.

         SECTION 5.2 Ownership.

                  (a) CPI owns beneficially and of record 100% of the CE PUNA I
Shares which constitute all of the issued and outstanding capital stock of, and the only class of capital stock of, CE PUNA I.

                  (b) CPI owns beneficially and of record 100% of the CE PUNA II
Shares which constitute all of the issued and outstanding capital stock of, and the only class of capital stock of, CE PUNA II.

                  (c) CE PUNA I and CE PUNA II each own 50% of the CE PUNA LP
Interests which constitute all of the partnership interests of CE PUNA LP.

                  (d) CE PUNA I and CE PUNA LP own all of the PGV Interests
which constitute all of the partnership interests of PGV.

                  (e) All of the Purchased Shares have been duly authorized and validly issued and are fully paid and nonassessable.

                  (f) At the Closing, (i) Seller will own all of the Purchased
Shares, (ii) CE PUNA I and CE PUNA II will own all of the CE PUNA LP Interests, and (iii) CE PUNA I and CE PUNA LP will own all of the PGV Interests, free and clear of any

                                       21

Encumbrances, except purchase rights granted to Purchaser pursuant to the terms of this Agreement.

         SECTION 5.3 Capitalization. Other than this Agreement and except as set forth on Schedule 5.3, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights or other rights of any kind
(preemptive or otherwise) to acquire any capital stock or partnership interests in the Companies, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any capital stock or partnership interests, nor is any of the Companies committed to issue, sell or otherwise cause to become outstanding any such option, warrant, right or security, except obligations to Purchaser under this Agreement and there are no agreements or understandings concerning the ownership, voting, or disposition of the Purchased Shares or the Partnership Interests.

         SECTION 5.4 No Violation. Except as set forth on Schedule 5.4 and subject to Seller obtaining Seller's Required Regulatory Approvals and Seller's
Required Consents, and except for compliance with the requirements of the HSR
Act, neither the execution or delivery by Seller of this Agreement, nor Seller's compliance with any provision hereof, nor Seller's consummation of the
Transactions will:

                  (a) violate, conflict with, or result in a breach of any
provisions of, as applicable, the certificate of incorporation or by-laws, or the certificate of partnership or partnership agreement, of the Companies;

                  (b) result in a default (or give rise to any right of
termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, or agreement (including, without limitation, the Existing Contracts) or other instrument or obligation to which the Companies are a party or by which the Companies may be bound;

                  (c) violate, contravene or conflict with, or result in a
breach of, any law, rule, regulation, order, writ, injunction, license, permit or decree, applicable to the Companies which would, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 5.5 Business.

                  (a) The ownership of CE PUNA LP is the only business conducted by CE PUNA II, and, except as set forth on Schedule 1.1C, the 50% of the CE PUNA
LP Interests owned by it are the only assets owned by and liability of CE
PUNA II.

                  (b) The ownership of CE PUNA LP and PGV is the only business conducted by CE PUNA I and, except as set forth on Schedule 1.1C, the 50% of the
CE PUNA LP Interests owned by it and its ownership of its portion of the PGV
Interests are the only assets owned by and liability of CE PUNA I.

                                       22

                  (c) The ownership of PGV is the only business conducted by CE
PUNA LP and, except as set forth on Schedule 1.1C, its ownership of its portion of the PGV Interests is the only assets owned by and liability of CE PUNA LP.

                  (d) The only business engaged in by COSI PUNA has been the services carried out pursuant to the O&M Agreement and COSI PUNA owns and holds all interest of the Operator (as such term is defined in the O&M Agreement)
under the O&M Agreement.

                  (e) The only business engaged in by PGV is the ownership,
operation, and maintenance of the Plant, the generation and sale of electric energy and capacity from the Plant and any and all other activities related or incidental to the foregoing. As of the Closing, PGV will own all of the assets,
Inventory, software licenses, properties and rights necessary to own, operate and maintain the Plant in substantially the same manner as it has been owned, operated and maintained prior thereto.

         SECTION 5.6 Compliance with Laws. Except as set forth in Schedule 5.6, there is no uncured violation by any of the Companies of any laws, orders, ordinances, rules, regulations or judgments of any Governmental Authority, which would, individually, or in the aggregate, result in a Material Adverse Effect.

         SECTION 5.7 Permits. Except as set forth in Schedule 5.7, PGV holds or has received all permits, registrations, notifications, franchises, licenses, certificates, and other authorizations, consents and approvals of all
Governmental Authorities required in order for PGV to own, operate and maintain the Plant and generate and sell electric energy and capacity as set forth in the
Power Purchase Agreement (collectively, "Permits"), except for such Permits which if not held would not, individually or in the aggregate, result in a
Material Adverse Effect.

         SECTION 5.8 Litigation. There is no claim, action, proceeding, audit or investigation pending or, to Seller's Knowledge, threatened against or relating to PGV or the Plant before any court, arbitrator or Governmental Authority, nor has any judgment, decree or order of any court, arbitrator or Governmental
Authority been issued to PGV or the Plant.

         SECTION 5.9 Existing Contracts.

                  (a) Except for Existing Contracts (i) listed in Schedule
5.9(a), (ii) which will expire prior to the Closing Date, (iii) which do not require known or liquidated expenditures or payments by PGV in excess of one hundred thousand Dollars ($100,000) within a twelve (12) month period (and such agreements within the scope of this clause (iii) in the aggregate not requiring known or liquidated expenditures or payments by PGV in excess of two hundred fifty thousand Dollars ($250,000) within a twelve (12) month period), or (iv)
which, if not performed by PGV, would not result in a

                                       23

Material Adverse Effect, PGV is not a party to, and neither PGV nor the Plant is bound by, any Existing Contract.

                  (b) Except as set forth in Schedule 5.9(b), there is not under any of the Existing Contracts listed in Schedule 5.9(a) any default or event which, with notice or lapse of time or both, would constitute an event of default by PGV except for such events of default and other events as to which requisite waivers have been, or prior to Closing will have been, obtained or which would not, individually or in the aggregate, result in a Material Adverse
Effect.

                  (c) No claim, action, proceeding or investigation is pending or, to Seller's Knowledge, threatened against PGV challenging the enforceability of any of the Existing Contracts specified in Schedule 5.9(a), as applicable.

                  (d) Seller has delivered or made available to Purchaser true and complete copies of all Existing Contracts listed in Schedule 5.9(a)
including all amendments thereto. There are no oral amendments to any of the
Existing Contracts listed in Schedule 5.9(a).

         SECTION 5.10 Personal Property. Except as listed in Schedule 5.10, PGV has good and valid title to its personal property, including, without limitation, all improvements and fixtures located at the Plant, free and clear of all Encumbrances other than Permitted Encumbrances with regard to any fixtures included in such personal property.

         SECTION 5.11 Real Property. PGV does not own any real property.

         SECTION 5.12 Leases. Schedule 5.12 lists, as of the date of this
Agreement, all leases pertaining to real property under which PGV is a lessee or lessor and other related agreements and which (a) provide for annual payments of more than $100,000, or (b) are material to the Business of PGV. Except as set forth in Schedule 5.12, there is not, under any such leases, any event of default or event which, with notice or lapse of time or both, would constitute an event of default by PGV or, to Seller's Knowledge the lessors of such real property, as applicable, except for such events of default and other events as to which requisite waivers have been, or prior to Closing will have been, obtained or which would not, individually or in the aggregate, result in a
Material Adverse Effect. Except as set forth in Schedule 5.12, to Seller's
Knowledge the owners of the real property being leased by PGV have good and valid title to that real property, free and clear of all Encumbrances other than
Permitted Encumbrances.

         SECTION 5.13 Intellectual Property. PGV owns, is licensed or otherwise possesses sufficient legally enforceable rights to use, all patents, copyrights, trademarks, service marks, technology, know-how, computer software programs and applications, databases and tangible or intangible proprietary information or materials that are currently used in the operation of the Plant except for such items for which the failure to

                                       24

possess such rights would not, individually or in the aggregate, result in a
Material Adverse Effect.

         SECTION 5.14 Environmental Compliance. Except as disclosed in Schedule
5.14, or which would not, individually or in the aggregate, have a Material
Adverse Effect:

                  (a) There has not been a Release of Hazardous Substances at or otherwise affecting the Plant that: (i) constitutes an unremedied violation of any Environmental Law if the effect of such violation imposes a current remediation obligation on the part of PGV; (ii) currently imposes any release-reporting obligations on PGV under any Environmental Law that have not been or are not being complied with; or (iii) currently imposes any clean-up or remediation obligations on PGV under any Environmental Law;

                  (b) PGV is currently in compliance with all Environmental Laws applicable to the Plant;

                  (c) PGV holds and is in compliance with all Permits required under applicable Environmental Laws, and has not received any written notice that: (i) any such existing Permit will be revoked; or (ii) any pending application for any new such Permit or renewal of any such existing Permit will be denied; and

                  (d) PGV has not received any currently outstanding written notice of any material proceedings, action, or other claim, liability or potential liability arising under any Environmental Laws from any Person or
Governmental Authority regarding the Plant.

         SECTION 5.15 Tax Matters. Except as set forth in Schedule 5.15, or as would not, individually or in the aggregate, have a Material Adverse Effect:

                  (a) for all periods ending prior to or on the Closing Date, all Tax Returns required to be filed by or with respect to the Companies have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed;

                  (b) for all periods ending prior to or on the Closing Date, such Tax Returns are or will be true and correct in all material respects, and all Taxes legally due on or prior to the Closing Date have been or will be timely paid;

                  (c) none of the Companies have extended or waived the
application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax and no power of attorney has been granted by or with respect to any of the Companies with regard to any matters relating to
Taxes thereof;

                                       25

                  (d) no notice of deficiency or assessment has been received from or threatened by any taxing authority with respect to liabilities for Taxes of any of the Companies, which have not been fully paid or finally settled;
provided, however, that any such deficiency shown in Schedule 5.15 is being contested in good faith through appropriate proceedings;

                  (e) for all periods prior to Closing, the Companies have
withheld and paid over to the appropriate taxing authority all Taxes required to be withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

                  (f) the Companies do not conduct any business in or derive income from any state, local or foreign jurisdiction other than those jurisdictions for which Tax Returns have been duly filed by the Companies;

                  (g) Seller have delivered to Purchaser correct and complete copies of (i) the general excise/use tax returns for the period beginning
January 1, 1999, (ii) all other Tax Returns for the periods beginning January 1,
1998, and (iii) all examination reports of the Companies and statements of deficiencies assessed against or agreed to by the Companies within the last 5 years;

                  (h) none of the Companies has made any payment or payments, is obligated to make any payment or payments or is a party to (or participating employer in) any agreement or plan that could obligate it or their successors or
Affiliates to make any payment or payments that as a result of the transactions contemplated by this Agreement would constitute an "excess parachute payment" as defined in Section 280(G) of the Code (or comparable provisions of state or local law);

                  (i) the Companies have (i) never been a member of an
affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was either Baltimore Gas and Electric Company (prior to April 30, 1999) or
Constellation Energy Group, Inc. (after May 1, 1999)), and (b) no liability for
Taxes of any Person (other than Baltimore Gas and Electric Company (prior to
April 30, 1999), Constellation Energy Group, Inc. (after May 1, 1999), or any of their respective subsidiary Affiliates) under Treasury regulation Section
1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

                  (j) CE Puna I and CE Puna II are members of an affiliated
group of corporations filing a consolidated federal income tax return with
Constellation Energy Group, Inc. as common parent; and

                  (k) the Partnerships are properly characterized as
"partnerships" within the meaning of Section 7701(a)(2) of the Code and any comparable provision of state,

                                       26

local or foreign law, and none of the Partnerships has every been a
"corporation" within the meaning of Section 7701(a)(3) of the Code.

         SECTION 5.16 No Subsidiaries. Except as described in Section 5.2, none of the Companies own or hold, directly or indirectly, nor have any right or obligation to acquire, any equity or other ownership interest in any corporations, limited liability companies, partnerships, joint ventures, or other Person.

         SECTION 5.17 Financial Statements. CPI has made available to Purchaser the unaudited financial statements of PGV, including a balance sheet as of
December 31, 2003, and an income statement and a statement of cash flows for the
12 months ending December 31, 2003 (collectively, the "Unaudited Financial
Statements"). The foregoing balance sheet is referred to herein as the "Balance
Sheet". The Unaudited Financial Statements were prepared in accordance with GAAP consistently applied (except that the Unaudited Financial Statements do not include footnotes required by GAAP) and fairly present, in all material respects, the financial position and results of operations of PGV as of the date thereof and for the periods covered thereby. Seller has made available to
Purchaser an unaudited balance sheet and income statement for the combination of
CE PUNA I and CE PUNA II as of December 31, 2003 and such balance sheet and income statement were prepared in accordance with GAAP (except that such statements do not include footnotes required by GAAP and such statements do not reflect income taxes which were reported on the financial statements of Seller)
and fairly present, in all material respects, the financial position and results of operations of the combination of CE PUNA I and CE PUNA II as of the date thereof and for the periods covered thereby. From January 1, 2004 to the
Effective Date, none of the Companies have distributed any cash to Seller or any
Affiliate of Seller other than as payment for goods and services rendered in the ordinary course of business or to satisfy the Intercompany Arrangements as provided herein. Either (i) the books and records in the possession of the
Companies or Purchaser upon Closing will include the backup accounting and financial information reasonably necessary for an experienced certified public accountant to prepare audited financial statements for each of the Companies for the 2001, 2002 and 2003 calendar years and that portion of the 2004 calendar year prior to Closing or (ii) the Seller will provide the Purchaser with such backup accounting and financial information and records reasonably necessary for an experienced certified public accountant to prepare audited financial statements for each of the Companies for the 2001, 2002 and 2003 calendar years and that portion of the 2004 calendar year prior to Closing.

         SECTION 5.18 Undisclosed Liabilities. To Seller's Knowledge and except as set forth in Schedule 5.18, none of the Companies has any liability or obligation, secured or unsecured, of a nature required by GAAP to be reflected on its respective balance sheet or disclosed in the notes thereto, which are not accrued or reserved against on its respective balance sheet or disclosed in the notes thereto, except those which either (i) were incurred in the ordinary course of business after the date of the respective balance sheet in accordance with Section 7.3, (ii) would not, individually or in the aggregate,

                                       27

have a Material Adverse Effect or (iii) in the case of CE PUNA LP, are disclosed in the balance sheet for the combination of CE PUNA I and CE PUNA II.

         SECTION 5.19 Absence of Certain Financial Changes or Events. Except as
(a) set forth in Schedule 5.19, and (b) otherwise contemplated by this
Agreement, there has not been : (i) since the date of the Unaudited Financial
Statements any event or occurrence resulting in a Material Adverse Effect; (ii)
since the date of the Unaudited Financial Statements and prior to the Effective
Date any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect; (iii) since the date of the Unaudited
Financial Statements any entry into any agreement, commitment or transaction
(including, without limitation, any borrowing, capital expenditure or capital financing) by any of the Companies which is material to the Business of PGV or the business of such other Companies, except agreements, commitments or transactions in the ordinary course of business or as contemplated hereby; or
(iv) since the date of the Unaudited Financial Statements any change by any of the Companies in accounting methods, principles or practices except as required or permitted by GAAP.

         SECTION 5.20 Consents and Approvals. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the Transactions and performance of the terms and conditions contemplated hereby by Seller, except for: (a) Seller's Required Regulatory Approvals; (b) Seller's Required Consents;
(c) requirements under the HSR Act; and (d) consents, approvals, authorizations, permits, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 5.21 Labor Matters. With respect to the ownership or operation of the Plant, and except for such matters as will not, individually or in the aggregate, create a Material Adverse Effect, COSI PUNA and each of the Companies are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. As of the date hereof, Seller has no Knowledge of any claim of representation by a third party, organizing drive by a third party seeking to represent all or any portion of employees working at the Plant, or representation petition concerning the workforce at the Plant including, without limitation, the Transferred Employees.

         SECTION 5.22 Insurance. All Company Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. The Company Insurance Policies cover the property damage to the Plant described in Schedule 5.19.

                                       28

         SECTION 5.23 Employee Benefit Plans. Schedule 5.23 contains a complete and accurate list of all Employee Benefit Plans in which a Transferred Employee is eligible to participate. The Companies do not have any agreement, arrangement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan in connection with the Transferred Employees.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as set forth in the Schedules to this Agreement, Purchaser represents and warrants to Seller as of the Effective Date as follows:

         SECTION 6.1 Organization and Existence. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

         SECTION 6.2 Execution, Delivery and Enforceability. Purchaser has all
requisite limited liability company power and authority to execute and deliver, and to perform its obligations under, this Agreement and to consummate the
Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary limited liability company action required on the part of Purchaser, and no other limited liability company proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Transactions.
Assuming the due authorization, execution and delivery of this Agreement by
Seller, this Agreement constitutes the valid and legally binding obligations of
Purchaser, enforceable against Purchaser in accordance with its terms.

         SECTION 6.3 No Violation. Subject to Purchaser obtaining the
Purchaser's Required Regulatory Approvals and the Purchaser's Required Consents,
and except for compliance with the requirements of the HSR Act, neither the execution or delivery by Purchaser of this Agreement, nor Purchaser's compliance with any provision hereof, nor Purchaser's consummation of the Transactions will:

                  (a) violate, or conflict with, or result in a breach of any provisions of the limited liability company organization documents of Purchaser;

                                       29

                  (b) result in a default (or give rise to any right of
termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained, or which would not, individually or in the aggregate, create a Material Adverse Effect;

                  (c) violate any law, rule, regulation, order, writ,
injunction, or decree, applicable to Purchaser or any of its assets, except where such violations, individually or in the aggregate, would not create a
Material Adverse Effect and will not affect the validity or enforceability of this Agreement or the validity of the Transactions; or

                  (d) require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Purchaser from performing its obligations hereunder.

         SECTION 6.4 Compliance with Laws. Purchaser is not in violation of any laws, orders, ordinances, rules, regulations or judgments of any Governmental
Authority which could result in a Material Adverse Effect.

         SECTION 6.5 Litigation. There is no claim, action, proceeding or investigation pending or, to Purchaser's Knowledge, threatened against or relating to Purchaser or its Affiliates before any court, arbitrator or
Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which would, individually or in the aggregate, reasonably be expected to result, or has resulted, in:

                  (a) the institution of legal proceedings to prohibit or
restrain the performance of this Agreement or the consummation of the
Transactions by Purchaser;

                  (b) a claim against Seller or its Affiliates for damages as a result of Purchaser entering into this Agreement or the consummation by
Purchaser of the Transactions;

                  (c) a material impairment of Purchaser's ability to perform its obligations under this Agreement; or

                  (d) a Material Adverse Effect.

         SECTION 6.6 Brokers. All negotiations relating to this Agreement or the
Transactions for the benefit of Purchaser have been carried on by Purchaser in such a manner as not to give rise to any valid claim against Seller (by reason of Purchaser's actions) for a brokerage commission, finder's fee or other like payment to any Person.

                                       30

         SECTION 6.7 Financing. Purchaser has now, and at the Closing Purchaser
will have, liquid capital or committed sources therefor sufficient to permit
Purchaser to perform fully and timely its obligations under this Agreement and has provided evidence of same to Seller.

         SECTION 6.8 Purchaser Qualifications. Purchaser has no Knowledge of any
reason(s) that the Closing conditions set forth in Articles 10 and 11 cannot be satisfied. To Purchaser's Knowledge, Purchaser is qualified to obtain and there are no conditions in existence which could reasonably be expected to delay, impede or condition the receipt by Purchaser of Purchaser's Required Regulatory
Approvals or Purchaser's Required Consents. The provisions of this Section 6.8 are qualified to the extent that the receipt of any Purchaser's Required
Regulatory Approval is subject to the discretion of the applicable Governmental
Authority.

         SECTION 6.9 "As Is" Sale; Disclaimer of Representations and Warranties;
Further Acknowledgements by Purchaser.

                  (a) "As Is" Sale. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN
ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR THE REPRESENTATIONS,
WARRANTIES OR COVENANTS SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND
AGREES THAT SELLER IS NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT
WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, AND
PURCHASER FURTHER UNDERSTANDS AND AGREES THAT THE ASSETS OF THE COMPANIES,
INCLUDING THE PLANT AND ALL OF THE PARTNERSHIP INTERESTS, ACQUIRED THEREBY
THROUGH ACQUISITION OF THE PURCHASED SHARES, ARE BEING ACQUIRED "AS IS, WHERE
IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE "WITH ALL
FAULTS," AND THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE COMPANIES
AND SUCH ASSETS IN PURCHASING THE PURCHASED SHARES HEREUNDER.

                  (b) Disclaimer of Representations and Warranties. WITHOUT
LIMITING THE GENERALITY OF SECTION 6.9(a) AND EXCEPT FOR THE REPRESENTATIONS,
WARRANTIES AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER
UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY
REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, AT COMMON LAW,
STATUTORY, OR OTHERWISE AS TO (i) OPERATION OF THE ASSETS OF THE COMPANIES,
INCLUDING THE PLANT, TITLE, CONDITION, VALUE OR QUALITY OF SUCH ASSETS OR THE
BUSINESS, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS OF THE COMPANIES,
RISKS AND OTHER INCIDENTS OF THE PURCHASED SHARES OR SUCH ASSETS, (ii) ANY
REPRESENTATION OR WARRANTY OF

                                       31

MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH
RESPECT TO SUCH ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR
THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, (iii) THE PRESENCE
OR ABSENCE OF ANY HAZARDOUS MATERIALS IN, ON, OR DISPOSED OR DISCHARGED FROM,
THE PLANT AND OTHER ASSETS OF THE COMPANIES, OR (iv) ANY INFRINGEMENT BY SELLER,
THE COMPANIES, OR ANY OF THEIR AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF
ANY THIRD PARTY. PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL
PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER WILL
CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY
DISCLAIMED BY THE FOREGOING.

         SECTION 6.10 Characteristics of Purchaser; No Distribution. Purchaser
or its Affiliates are experienced and knowledgeable investors in the United
States power generation and development business. Prior to entering into this
Agreement, Purchaser was advised by its counsel, accountants, financial advisors, and such other Persons it has deemed appropriate concerning this
Agreement and has relied solely on Seller's representations and warranties expressly contained herein and its independent investigation and evaluation of, and appraisal and judgment with respect to, PGV, the Business, assets, including the Plant, liabilities, results of operations, condition (financial or otherwise), and prospects of PGV, and the revenue, price, and expense assumptions applicable thereto. Purchaser hereby acknowledges that the Purchased
Shares are not registered under the Securities Act of 1933, as amended from time to time (the "Securities Act"), or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Purchaser is an "accredited investor," as such term is defined in Regulation D of the Securities Act and will acquire the Purchased
Shares for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state "blue sky" laws or any other applicable securities laws.
Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Purchased Shares and has the ability to bear the economic risk of this investment for an indefinite period of time.

         SECTION 6.11 Intentionally Omitted.

         SECTION 6.12 Inspection. Purchaser acknowledges that, prior to its execution of this Agreement:

                  (a) it has been afforded access to and the opportunity to
inspect each of the Plant, the Existing Contracts, the Permits, and all other
Due Diligence Materials;

                  (b) it has inspected the Plant, and as of the Closing Date, it will have inspected the Plant and reviewed the Existing Contracts, the Permits, and all other Due

                                       32

Diligence Materials to the extent it deems necessary or advisable in connection with its decision to enter into this Agreement, and to consummate the
Transactions;

                  (c) it is relying upon Seller's representations and warranties expressly set forth in this Agreement and its own inspections and investigation in order to satisfy itself as to the condition and suitability of the Business, assets, including the Plant, liabilities, results of operations, condition
(financial or otherwise), and prospects of the Companies. Purchaser has not relied upon any representation, warranty, statement, advice, Records, Due
Diligence Materials, projections, or other information of any type provided by
Seller, COSI PUNA, any of the Companies, their respective Affiliates, or any of their respective representatives, except for those expressly set forth in this
Agreement. In deciding to enter into this Agreement, and to consummate the
Transactions, Purchaser has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives) and not on any disclosure or representation made by Seller, COSI PUNA, any of the Companies, their respective
Affiliates, or any of their respective representatives, other than the representations and warranties of Seller expressly set forth herein; and

                  (d) it acknowledges and agrees that, except as provided in
Articles 4 and 5, Seller makes no representation or warranty, express, implied, at common law, statutory or otherwise, with respect to the accuracy or completeness of the Records or Due Diligence Materials now, heretofore, or hereafter made available to Purchaser in connection with this Agreement
(including any description of PGV or the Plant, revenue, price and expense assumptions, production forecasts, or environmental information, or any other information furnished to Purchaser by Seller, COSI PUNA, any of the Companies or
any of their respective Affiliates or any director, officer, employee, counsel, agent, or advisor thereof).

         SECTION 6.13 Consents and Approvals. No consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Purchaser or for or in connection with the consummation of the Transactions and performance of the terms and conditions contemplated hereby by Purchaser, except for: (a) Purchaser's Required Regulatory Approvals; (b) Purchaser's
Required Consents; and (c) requirements under the HSR Act.

         SECTION 6.14 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the
Knowledge of Purchaser threatened against, Purchaser.

                                       33

                                   ARTICLE 7

                             COVENANTS OF EACH PARTY

         SECTION 7.1 Efforts to Close.

                  (a) Subject to this Section 7.1, each of the Parties agrees to use its commercially reasonable efforts to consummate and make effective, as soon as reasonably practicable, and in any event on or prior to the date that is one hundred (100) days from the Effective Date, the Transactions, including, but not limited to, the satisfaction of all conditions thereto set forth herein.
Such actions shall include exerting their commercially reasonable efforts to obtain the consents, authorizations and approvals of all private parties and any
Governmental Authority whose consent is reasonably necessary to effectuate the
Transactions, including, in the case of Seller, Seller's Required Regulatory
Approvals and Seller's Required Consents, and in the case of Purchaser,
Purchaser's Required Regulatory Approvals and Purchaser's Required Consents, and
effecting all other necessary registrations and filings, including filings under
Applicable Laws, including the HSR Act, and all other necessary filings with any
Governmental Authority. In furtherance of this Section 7.1, each Party shall designate a representative to act as the primary point of contact for all communications between the Parties between the Effective Date and the Closing
Date with respect to this Agreement and the Transactions.

                  (b) All appearances, presentations, briefs, and proposals made or submitted by or on behalf of either Party before any Governmental Authority in connection with the approval of this Agreement or the Transactions shall be subject to the joint approval or disapproval in advance and the joint control of the Parties, acting with the advice of their respective counsel, and each Party will consult and fully cooperate with the other Party, and consider in good faith the views of the other Party, in connection with any such appearance, presentation, brief, or proposal; provided, however, that nothing will prevent a
Party from responding to a subpoena or other legal process as required by law or submitting factual information in response to a request therefor. Each Party will provide the other with copies of all written communications from
Governmental Authorities relating to the approval or disapproval of this
Agreement or the Transactions.

         SECTION 7.2 Updating. Each Party shall promptly notify the other Party of any changes or additions to any of the Schedules to this Agreement provided by such Party, if any, to correct any matter that would constitute a breach of any representation or warranty of such Party in Articles 4, 5 or 6, as the case may be, of this Agreement as of a reasonably current date prior to the Closing, but in any event not later than three (3) Business Days prior thereto. Subject to Section 13.13, no such updates made pursuant to this Section 7.2 shall be deemed to cure any inaccuracy of any representation or warranty made in this
Agreement as of the date hereof, unless the Party for whose benefit such representation or warranty was made specifically agrees thereto in writing, nor shall any

                                       34

such notification be considered to constitute or give rise to a waiver by the
Party for whose benefit such representation or warranty was made of any condition set forth in this Agreement; provided, however, that if the Closing shall occur, then all matters disclosed by either Party pursuant to any such change or addition at or prior to the Closing shall be deemed to be matters of which the other Party had Knowledge for purposes of Section 13.13. Each Party agrees to advise the other Party promptly in writing of any matter or occurrence of which it has or obtains Knowledge which may constitute a breach by either
Party of any representation, warranty or covenant contained in this Agreement, or of any reason of which it has or obtains Knowledge why a condition to the performance of either Party's obligations hereunder may not be satisfied on or before the Closing Date.

         SECTION 7.3 Conduct Pending Closing.

                  (a) Prior to the consummation of the Transactions or the
termination or expiration of this Agreement pursuant to its terms, unless
Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall cause each of the
Companies, as applicable to, and Seller shall, in the case of subsection (x)
below, and COSI PUNA shall in the case of subsection (i) and (vii) below, do the following:

                       (i) operate and maintain the Plant in accordance in all
material respects with the ordinary course of business consistent with past practices;

                       (ii) except as required by their terms and except for the
Loan Documents as provided in Section 7.18, not amend, terminate prior to the expiration date, renew, or renegotiate in any material respect any Existing
Contract required to be listed in Schedule 5.9 or enter into any new contract or agreement that would (if it existed on the date hereof) have been required to be listed in Schedule 5.9, except in the ordinary course of business consistent with past practices and except for Intercompany Arrangements that will be terminated and paid in full at or before Closing, or fail to comply in all material respects with its obligations under any such Existing Contract;

                       (iii) other than pursuant to the requirements of any
Existing Contract, not sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any material assets or properties of PGV, except sales, leases, transfers or dispositions in the ordinary course of business and other than terminating the O&M Agreement as provided herein;

                       (iv) not (A) issue any ownership rights or securities
convertible into ownership rights, or repurchase, redeem, or otherwise acquire any such ownership rights; (B) merge into or with or consolidate with any other
Person or acquire all or substantially all of the business or assets of any
Person; (C) make any material change in its partnership agreement; (D) purchase any securities of any Person, except for investments made in the ordinary course of business consistent with past practices; (E) incur any additional obligations for borrowed money or guarantee or otherwise become

                                       35

liable for the obligations of, or make any loans or advances to, any Person, except obligations for loans or advances from Seller or any of its Affiliates;
or (F) authorize, declare, or pay any cash dividend or any other similar distribution to Seller or any Affiliate of Seller other than as payment for goods and services rendered in the ordinary course, including, but not limited to, payments made pursuant to Section 7.19.

                       (v) not take any action or enter into any commitment with
respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of its Business;

                       (vi) not change its accounting policies or practices
(including, without limitation, any change in depreciation or amortization policies), except as required under GAAP;

                       (vii) not enter into any employment agreement not
terminable at will and will not increase any compensation of the Transferred
Employees other than in the ordinary course of business;

                       (viii) not grant any express Encumbrance on any assets of
PGV, except to the extent (i) required or permitted incident to the operation of the assets of PGV and the business of PGV in the ordinary course of business of
PGV, or (ii) required or evidenced by any Existing Contract;

                       (ix) maintain in force and effect the Company Insurance
Policies; and

                       (x) not take any action which would cause any of Seller's
representations and warranties set forth in Articles 4 and 5 to be incorrect in any material respect as of the Closing.

                  (b) Notwithstanding anything to the contrary in Section
7.3(a), Seller shall not be (i) obligated to make or cause PGV to make expenditures other than in the ordinary course of business consistent with past practices or to otherwise suffer any economic detriment, or (ii) precluded from, and PGV shall not be precluded from, instituting, participating in or completing any program designed to promote compliance or comply with Applicable Laws or other good business practices with respect to the Plant; provided, however, that notwithstanding anything to the contrary in Section 7.3(a), Seller may take or may cause PGV to take (w) actions which are required by Applicable Law, (x)
reasonable actions in connection with any emergency or other force majeure event, or (y) actions otherwise contemplated by this Agreement or disclosed in
Schedule 7.3(b) or any other Schedule to this Agreement.

                                       36

         SECTION 7.4 Regulatory Approvals.

                  (a) As promptly as practicable but in no event later than the twentieth (20th) day after the date of the execution and delivery of this
Agreement, Seller and Purchaser shall each file or cause to be filed with the
Federal Trade Commission and the Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree in good faith upon the timing of such filings, respond promptly to any requests for additional information made by either of such agencies, and cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. All filing fees to be paid in connection with such filing shall be borne by the Purchaser.

                  (b) Subject to Section 7.1, Seller and Purchaser shall
cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, and (iii) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the
Transactions. Seller and Purchaser shall use their best efforts to file for all
Seller's Required Regulatory Approvals and Purchaser Required Regulatory
Approvals, respectively, within thirty (30) days after the Effective Date.
Seller shall have the right to review and approve in advance all characterizations of the information relating to PGV or its assets; and each of
Seller and Purchaser shall have the right to review in advance all characterizations of the information relating to the Transactions which appear in any filing made in connection with the Transactions.

                  (c) Without limiting the generality of Purchaser's
undertakings pursuant to Sections 7.4(a) and 7.4(b):

                       (i) Purchaser shall promptly take any or all of the
following actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority regarding the legality of Purchaser's acquisition of the Purchased Shares under any Applicable Laws: (A) enter into negotiations;
(B) provide information; (C) make proposals; or (D) enter into and perform agreements or submit to judicial or administrative orders, whether before or after the Closing; and

                       (ii) Purchaser and Seller shall use commercially
reasonable efforts (including taking the steps contemplated by Section
7.4(b)(i)) to prevent the entry, in a judicial or administrative proceeding brought under any Applicable Laws by any Governmental Authority or any other party, of a permanent or preliminary injunction or other order that would make consummation of the Transactions unlawful or that would otherwise prevent or delay such consummation; and

                                       37

                       (iii) Purchaser and Seller shall promptly take, in the
event that such an injunction or order has been issued in such a proceeding, any and all reasonable steps, including the appeal thereof, the posting of a bond, or the steps contemplated by Section 7.4(b)(i), necessary to vacate, modify, or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

                  (d) Purchaser shall have the primary responsibility for
securing any required transfer, reissuance or procurement of the Permits effective as of the Closing Date. Seller shall use commercially reasonable efforts to cooperate with Purchaser's efforts in this regard and assist in any transfer or reissuance of Permits.

         SECTION 7.5 Tax Matters.

                  (a) All Transfer Taxes incurred in connection with this
Agreement and the Transactions, whether levied on Purchaser or Seller, shall be paid by Purchaser when due. Purchaser will file, to the extent required by
Applicable Laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. To the extent required by Applicable Laws, but subject to such review and approval, Seller or any of its Affiliates will join in the execution of any such Tax Returns or other documentation. Seller will be entitled to review in advance such Tax Returns as it or its Affiliates may be required to join and execute and such Tax Returns shall be subject to Seller's approval (which shall not be unreasonably withheld, conditioned or delayed).

                  (b) As soon as practicable after the Closing, Seller and
Purchaser agree to join in making a timely, effective and irrevocable election under Section 338(h)(10) of the Code and the comparable election under the laws of the State of Hawaii with respect to CE PUNA I and CE PUNA II (the "Section
338(h)(10) Election"). At least two (2) days prior to the Closing Date, Seller shall deliver to Purchaser two Internal Revenue Service Forms 8023 with respect to CE PUNA I and CE PUNA II. At the Closing Seller shall deliver to Purchaser executed versions of such forms, which Purchaser shall counter-execute and file with the IRS within two (2) weeks thereafter. Purchaser shall use commercially reasonable efforts to deliver to CPI within 90 days after the Closing Date, but in any event Purchaser shall deliver to CPI within 120 days after the Closing
Date, a statement (the "338 Allocation Statement") allocating the ADSP (as such term is defined in Treasury regulations Section 1.338-4) of the assets of CE
PUNA I and CE PUNA II in accordance with the Treasury regulations promulgated under Section 338 of the Code. Purchaser shall deliver a revised 338 Allocation
Statement to account for any adjustment to the Purchase Price pursuant to
Article 3 that was not previously taken into account in the preparation of the
338 Allocation Statement within 10 days after the payment of such Purchase Price adjustment. CPI shall have the right to review the 338 Allocation Statement for compliance with the Treasury regulations promulgated under Section 338 and
Section 755 of the Code. The parties agree that the ADSP (including any revised
ADSP) will be allocated in accordance with Schedule 7.5(b). If

                                       38

CPI notifies Purchaser in writing within 30 days after receipt of the 338
Allocation Statement or a revised 338 Allocation Statement that the allocation of one or more items reflected in the 338 Allocation Statement or a revised 338
Allocation Statement does not comply with the Treasury regulations promulgated under Section 338 and Section 755 of the Code, Purchaser and CPI will negotiate in good faith to resolve such dispute. Upon resolution of the disputed items, the allocation reflected on the 338 Allocation Statement (as such may have been adjusted) shall be the "Price Allocation" and shall be binding on the parties except as set forth herein. Seller and Purchaser agree to act in accordance with the Price Allocation in the preparation, filing and audit of any Tax return. No
Party hereto shall file any form or document required to effect a valid and timely Section 338(h)(10) Election (or similar state or local election), including Internal Revenue Service Forms 8023 and 8883, any similar form under any Applicable Laws and any schedules or attachments thereto, unless it shall have obtained the consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned or delayed, or otherwise required pursuant by a "determination" within the meaning of Section 1313 of the Code. As soon as practicable after the Closing, Seller will make a timely election under Section
754 of the Code for PGV and CE PUNA LP. Within two (2) weeks of making such elections, Seller will provide copies of such elections to Purchaser.

                  (c) Any Tax Return to be prepared pursuant to the provisions of this Section 7.5 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Applicable Laws or fact. Purchaser shall not file an amended Tax Return for any period ending on or prior to the Closing Date without the consent of CPI, which consent shall not be unreasonably withheld, conditioned or delayed. The filing of any Tax Returns, or the payment of any
Taxes, described in this Section 7.5 shall be made on a timely basis in accordance with Applicable Laws. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:

                       (i) CPI shall prepare or cause to be prepared and file or
cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date regardless of when such Tax Returns are to be filed.
CPI shall pay, or cause to be paid, the Taxes attributable to the Companies with respect to such periods (including any Income Taxes resulting from the
338(h)(10) Election), other than Transfer Taxes incurred in connection with this
Agreement and the Transactions, which shall be the responsibility of Purchaser.

                       (ii) Purchaser shall prepare or cause to be prepared and
file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before or on the Closing Date and end after the Closing Date, excluding those returns for which a Tax Return must be filed for a short year return ending on or prior to the Closing Date, which shall be subject to subparagraph
(i) above. To the extent that such Taxes have not been included as a liability on the Final Adjustment Statement, Seller shall pay, or cause

                                       39

to be paid, to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such
Taxes, which relates to the portion of such Tax period ending on the Closing
Date, other than Transfer Taxes incurred in connection with this Agreement and the Transactions, which shall be the responsibility of Purchaser.

                  (d) Each Party shall provide the other Party with such
assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, or any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to any liability for Taxes (a "Tax Proceeding"), and each will retain and provide the requesting Party with any records or information which may be relevant to such
Tax Return or Tax Proceeding. Any reasonable out-of-pocket expenses incurred in providing such assistance shall be borne by the requesting party. Any information obtained pursuant to this Section 7.5 or pursuant to any other
Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties in accordance with the Confidentiality Agreement.

                  (e) After the Closing Date, in the case of any Tax Proceeding with respect to a Taxable period for which Seller is or may be liable for the
Taxes pursuant to this Agreement, other than a claim for Taxes or a Purchaser
Claim described in Section 7.5(f) or (g), Purchaser shall inform Seller within ten (10) days of the receipt of any notice of such Tax Proceeding, and shall afford Seller, at Seller's expense, the opportunity to control the conduct of such Tax Proceedings. Purchaser shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Tax Proceeding. Seller shall have the right to control, in its sole discretion, any such Tax Proceedings and to initiate any claim for refund, file any amended return, pay such Taxes, or enter into any settlement agreement with a Governmental Authority, or take any other action which it deems appropriate with respect to such Taxes; provided, however, that Seller shall not, without Purchaser's consent (which consent shall not be unreasonably withheld, conditioned or delayed) agree to any settlement with respect to any Tax if such settlement would adversely affect the Tax liability of Purchaser.

                  (f) Notwithstanding any other provision of this Agreement, this Section 7.5(f) and Section 7.5(g), the dollar limitations contained in
Section 9.2(b), the dollar threshold contained in Section 9.7(c), and the time limitations contained in Section 9.10 shall apply to indemnifications by Seller to Purchaser for, and such indemnification shall be the sole remedy of Purchaser in respect of, the Losses in respect of Taxes. Seller shall indemnify and hold harmless Purchaser and the Companies from and against the entirety of any and all Losses that Purchaser may suffer for any Taxes attributable to the Companies with respect to any Tax year or portion thereof ending on or before the Closing
Date (or for any Tax year beginning before and ending after the Closing Date to

                                       40

the extent allocable to the portion of such period beginning before and ending on the Closing Date).

                  (g) The provisions of this Section 7.5(g) shall apply only to the indemnification provided for under Section 7.5(f) and a Purchaser Claim with respect to Taxes. If a Purchaser Claim exists for Taxes or if a claim for Taxes is made against Purchaser for which Purchaser intends to seek indemnity with respect thereto under Section 7.5(f), Purchaser shall promptly furnish written notice to Seller of such Purchaser Claim or claim. Failure of Purchaser to so notify Seller within thirty (30) days of the claim being made against Purchaser shall release Purchaser's rights to indemnity by Seller with respect to such claim to the extent that such failure materially prejudiced Seller's ability to defend or settle such claim. Seller shall have fifteen (15) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and
Purchaser shall cooperate with Seller in connection therewith. Seller shall permit Purchaser to participate in such settlement or defense through counsel chosen by Purchaser (but the fees and expenses of such counsel shall be paid by
Purchaser). So long as Seller, at Seller's cost and expense, (i) have undertaken the defense of, and assumed full responsibility for all indemnified Losses with respect to, such claim, (ii) are contesting such claim in good faith, by appropriate proceedings, and (iii) have taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of Purchaser or
Companies for payment of such claim so long as Purchaser shall not be subject to payment obligations in excess of the limits on Seller's indemnification set forth under this Agreement, Purchaser shall not pay or settle any such claim.
Notwithstanding compliance by Seller with the preceding sentence, Purchaser may elect to pay or settle any such claim, but upon such election it shall thereby automatically, and without any further action by any Party, irrevocably waive any right to indemnity by Seller with respect to such claim. If within fifteen
(15) days after the receipt of Purchaser's notice of a claim of indemnity hereunder, Seller do not notify Purchaser that it elects (at Seller's sole cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified Losses with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of Purchaser's or Companies' property or material harm to Purchaser or the Companies as provided above, Purchaser shall have the right to contest, settle, or compromise such claim and Purchaser shall not thereby waive any right to indemnity with respect to such claim under this
Agreement.

                  (h) Any refund of Taxes paid or payable with respect to Taxes attributable to the Companies shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller if attributable to Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable

                                       41

to the portion of such period beginning before and ending on the Closing Date), including, but not limited to, the potential tax refunds described on Schedule
7.5(h); and (ii) to Purchaser if attributable to Taxes with respect to any Tax year or portion thereof beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period ending after the Closing Date).

                  (i) In the event that a dispute arises between Seller and
Purchaser as to the amount of Taxes, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting
Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. The Independent Accounting Firm shall be instructed to deliver to the Parties a written resolution of the dispute within twenty (20) Business Days from the date of its engagement. For purposes of this Section 7.5(i), the
Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. The
Parties do not intend to impose any particular procedures upon the Independent
Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable.
The Independent Accounting Firm shall have no liability to the Parties in connection with such services except for acts of bad faith, willful misconduct or gross negligence, and the Parties shall provide such indemnities to the
Independent Accounting Firm as it may reasonably request. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the
Independent Accounting Firm in resolving the dispute shall be borne equally by
Seller and Purchaser. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

                  (j) Except as provided in Section 9.2(a), Section 9.2(b),
Section 9.7(c), Section 9.8, and Section 9.10, from and after the Closing, the provisions of this Section 7.5 shall be the exclusive agreement among the parties (including Seller's indemnities and the Purchaser's indemnities), with respect to Tax matters, including, but not limited to, indemnification for Tax matters. In the event of any inconsistency between Section 7.5(g) and Sections
9.4 and 9.5 with respect to Tax matters, Section 7.5(g) shall control.

         SECTION 7.6 Risk of Loss.

                  (a) Between the date hereof and the Closing Date, all risk of loss or damage to the assets and properties of PGV, including the Plant, shall be borne by Seller except as set forth in Section 8.3.

                                       42

                  (b) If before the Closing Date all or any portion of the Plant becomes subject to any condemnation or eminent domain proceeding (the "Condemned
Portion"), Seller shall notify Purchaser promptly in writing of such fact. If the fair market value of the Condemned Portion is less than twenty-five percent
(25%) of the Initial Purchase Price and the remaining portion of the Plant may be operated and generate electricity in a manner and amount substantially similar to that in which the entire Plant was operated immediately prior to the
Effective Date, Seller shall, at its option, either (i) reduce the Initial
Purchase Price by the fair market value of the Condemned Portion (such value to be determined as of the date immediately prior to such condemnation or eminent domain proceeding), or (ii) assign to Purchaser at the Closing any claim, settlement, or proceeds thereof related to such proceeding to which Seller or any Affiliate of Seller may be entitled. Any failure of a condition to Closing related to any such proceeding of which Seller shall have so notified Purchaser shall be deemed not to exist, provided, that Seller exercises its election pursuant to the preceding sentence within a reasonable period of time. If, before the Closing Date, all or any portion of the Plant becomes subject to or is threatened with any condemnation or eminent domain proceeding and the fair market value of the Condemned Portion is greater than twenty-five percent (25%)
of the Initial Purchase Price, then Purchaser may elect either to (x) require
Seller upon the Closing to assign to Purchaser any claim, settlement, or proceeds thereof related to such proceeding to which Seller or any Affiliate of
Seller may be entitled and proceed with the Transactions, or (y) terminate this
Agreement.

                  (c) If before the Closing Date all or any portion of the Plant is damaged or destroyed (the "Damaged Portion") (whether by fire, theft, vandalism or other casualty) in whole or in part, and the fair market value of
Damaged Portion or the cost of repair of the Damaged Portion is less than twenty-five percent (25%) of the Initial Purchase Price, and the undamaged portion of the Plant may be repaired so that the Plant may be operated and generate electricity in a manner and amount substantially similar to that in which it was operated immediately prior to the Effective Date, Seller shall, at its option, either (i) reduce the Initial Purchase Price by the lesser of the actual cash value of the Damaged Portion (such value to be determined as of the date immediately prior to such damage or destruction and calculated as the replacement cost of the Damaged Portion), or the estimated cost to repair or restore the same, or (ii) bear the costs of repairing or restoring the Damaged
Portion and, at Seller's election, delay the Closing and any right to terminate this Agreement for a reasonable time necessary to accomplish the same. Any failure of a condition to Closing related to any such damage or destruction of which Seller shall have so notified Purchaser shall be deemed not to exist, provided, that Seller exercises its election pursuant to the preceding sentence within a reasonable period of time. If the Plant is damaged or destroyed
(whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing and the lesser of the actual cash value of the Damaged Portion
(determined as provided above) or the cost of repair of the Damaged Portion is greater than twenty-five percent (25%) of the Initial Purchase Price, then
Purchaser may elect either to (x) require Seller upon the Closing to transfer to
Purchaser the proceeds (or the right to the proceeds) of applicable insurance to

                                       43

which Seller or any Affiliate of Seller (other than PGV) may be entitled and proceed with the Transactions, or (y) terminate this Agreement.

         SECTION 7.7 Insurance. Purchaser shall be obligated at or before
Closing to obtain at its sole cost and effective upon Closing insurance coverage for the Plant. The proceeds from any Company Insurance Policies (without reduction for the payment of any deductible related thereto) related to post-Closing expenses actually paid by Purchaser or the Companies (which shall exclude any such amounts that were previously accrued by the Companies prior to the Closing Date and included in the Estimated Adjustment Statement and/or the
Final Adjustment Statement set forth in Sections 3.4 and 3.5) with regard to the repairs described in Item 1 of Schedule 5.19 (Purchaser shall submit invoices and other supporting documentation of such expenses to Seller) will be paid by
Seller to Purchaser as soon as practicable after such proceeds are received by
Seller or Seller's Affiliate from the insurance company. Seller and Seller's
Affiliates shall be entitled to retain any additional proceeds they receive under such Company Insurance Policies with regard to such repairs. For the avoidance of doubt, Seller or Seller's Affiliate (other than the Companies)
shall bear the cost of any deductible related to the foregoing.

         SECTION 7.8 Announcements. Subject to Section 7.1, prior to the Closing
Date no press release or other public announcement, or public statement or comment in response to any inquiry, relating to this Agreement or the
Transactions shall be issued or made by Purchaser or Seller without the joint approval of both Purchaser and Seller; provided, however, that a press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section 7.8 if it is made in order to comply with Applicable Laws or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with such Applicable Laws or rules; provided, further, that in all instances prompt notice from one Party to the other shall be given with respect to any such release, announcement, statement or comment.

         SECTION 7.9 Post Closing - Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise commercially reasonable efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise commercially reasonable efforts to cooperate with the other, at the requesting Party's expense
(including, but not limited to, out-of-pocket expenses to third parties incurred by any Party), in furnishing non-confidential and non-privileged Records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving either of the Parties (other than in connection with

                                       44

disputes between the Parties) and based upon contracts, arrangements or acts of
Seller or Purchaser, which were in effect or occurred on, prior to, or after
Closing and which relate to PGV or the Plant, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents, and representatives of Purchaser or Seller. Without limiting the generality of the foregoing, Seller has provided to Purchaser copies of the audited financial statements (of the type described in Section 5.17) for PGV for each of the three full fiscal years prior to Closing and, upon Purchaser's request, will make the auditors for the Companies reasonably available to answer clarification questions regarding those financial statements and the financial statements of the other Companies that the Purchaser may have.

         SECTION 7.10 Post Closing - Information and Records.

                  (a) For a period of five (5) years after the Closing (or, if requested in writing by Seller within five (5) years after the Closing, until the closing of any Tax Proceeding with respect to Seller's Tax Returns for all periods prior to and including the Closing, if later), Purchaser will not dispose of any books, records, documents, contracts, data or information, whether in electronic or physical form, and the software and computer hardware necessary to retrieve such data or information ("Records"), reasonably relating to the Companies delivered to it by Seller or in the possession of the Companies as of the Closing without first giving notice to Seller thereof and permitting
Seller to retain or copy such books and records as it may select. During such period, Purchaser will permit Seller to examine (during normal business hours and upon reasonable notice) and make copies, at Seller's expense and subject to such confidentiality restrictions as Purchaser may reasonably impose, of such
Records for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller or its Affiliates, or the preparation of income or other Tax Returns.

                  (b) During such five (5) year time period, Purchaser will
provide to Seller, at Seller's expense, copies of such Records reasonably relating to the Companies delivered to it by Seller or in the possession of the
Companies as of the Closing for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller or its Affiliates by any
Person (including Purchaser). Seller will provide reasonable notice to Purchaser of its need to access such Records.

                  (c) If privileged and/or attorney work product documents or information, including communications between Seller or its Affiliates and any of their respective counsel, are disclosed to Purchaser in the Records delivered by Seller or in the possession of the Companies as of the Closing, then
Purchaser agrees that (i) such disclosure is inadvertent, (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (iii) such information will constitute confidential information subject to the provisions of Section 8.4, and (iv) it will promptly return to Seller all copies of such Records in the possession of the Companies, Purchaser or

                                       45

Purchaser's Affiliates, agents, employees or representatives (including lenders and financial advisors).

         SECTION 7.11 Use of Seller's Marks. Except as provided in the next sentence, Purchaser acknowledges and agrees that it does not have and, upon consummation of the Transactions shall not have, any right, title, interest, license, or any other right whatsoever to the Seller's Marks. As soon as practicable and in no event later than thirty (30) days following the Closing
Date, Purchaser shall (a) remove any Seller's Marks from, or cover or conceal the Seller's Marks on, the assets of the Companies, including signage at the
Plant, and provide written verification thereof to Seller promptly after completing such removal, and (b) return or destroy (with proof of destruction)
all other assets of the Companies that contain any Seller's Marks that are not removable or that cannot be permanently covered or concealed, other than in the case of the Companies' books and records transferred pursuant to this Agreement.
Purchaser agrees never to challenge Seller's (or its Affiliates') ownership of the Seller's Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of the Companies. Purchaser will not conduct any business or offer any goods or services under any Seller's
Marks. Purchaser will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Seller's Marks or otherwise operate the Companies in any manner which would or might reasonably be expected to confuse any Person into believing that Purchaser has any right, title, interest, or license to use any Seller's Marks.

         SECTION 7.12 Excluded Assets.

                  (a) Notwithstanding anything to the contrary contained in this
Agreement, the Transactions shall exclude the following (the "Excluded Assets"):

                       (i) Except as required in Section 5.22 and Section
7.6(c)(x), all Company Insurance Policies and rights under any Company Insurance
Policies in respect of any and all claims made under such policies whether such claims are asserted before or after the Closing Date and all rights to any proceeds payable under any such policy including, without limitation, any proceeds received by Seller or any of its Affiliates from any Company Insurance
Policies related to Item 1 of Schedule 5.19; and

                       (ii) the Seller's Marks. Seller's representations and
warranties in Articles 4 and 5 shall not apply to any of the items described in
7.12(a)(ii).

                  (b) Prior to the Closing Date, Seller may cause the Companies to transfer any Excluded Asset to Seller or any of its Affiliates; provided, however, that any Excluded Asset not so transferred prior to the Closing Date shall be deemed to have been transferred to Seller without any further action.

                                       46

         SECTION 7.13 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Transactions shall exclude, and Seller hereby assumes as of the Closing Date, any liabilities or obligations of the
Companies in respect of the following: (the "Excluded Liabilities"):

                  (a) any Excluded Asset;

                  (b) any Employee Benefit Plan;

                  (c) any Intercompany Arrangements; and

                  (d) any liability to the State of Hawaii for tax credit
refunds received prior to Closing including, without limitation, the tax credit refunds identified in Schedule 5.15.

         SECTION 7.14 Employees.

                  (a) Purchaser agrees to offer employment to, or cause
Purchaser's Parent to offer employment, commencing as of the Closing Date, to all of the employees employed at, or whose work responsibilities involve principally the operation of, the Plant, which employees are listed on Schedule
7.14(a), as amended between the date of this Agreement and the Closing Date to reflect any changes in the identities of work force personnel, it being understood that any such change shall not be deemed to be material for purposes of Section 10.5; provided, however, that such offer shall be subject to each such employee's satisfaction of reasonable customary hiring requirements of
Purchaser or Purchaser's Parent, as the case may be, which shall be limited to background checks and post-offer drug screening and the execution of customary employee agreements regarding confidentiality, inventions and the like, and shall contain the base salary and incentive compensation and replacement welfare plans that are set forth on Schedule 7.14(c). Purchaser or Purchaser's Parent shall continue to provide base salary and incentive compensation at not less than then the levels set forth on Schedule 7.14(c) for a period of eighteen (18)
months after the Closing Date and shall maintain replacement welfare plans that are substantially similar when considered in the aggregate to the replacement welfare plans set forth on Schedule 7.14(c) for a period of eighteen (18) months after the Closing Date. Each such employee who is offered and accepts employment with Purchaser or Purchaser's Parent will be referred to herein as a
"Transferred Employee." With regard to the calendar year which includes the
Closing Date, Purchaser shall pay Transferred Employees the amount of any annual incentive earned and payable under the terms of an annual incentive plan of
Purchaser or Purchaser's Parent that offers incentive compensation in an amount and terms meeting the standards specified above, prorated based on the portion of the full calendar year from the Closing Date to December 31, 2004. Purchaser agrees that it shall also pay the reasonable relocation costs of any Transferred
Employee who shall relocate at Purchaser's or Purchaser's Parent's request during the period of 18 months after the Closing Date.

                                       47

                  (b) Any individual who is otherwise a Transferred Employee but who on the day immediately preceding the Closing Date is not actively at work due to an approved leave of absence due to illness, military leave or disability shall nevertheless be treated as Transferred Employees but only if he or she is able to perform the essential functions of his/her job, with or without a reasonable accommodation, within the period established under COSI PUNA's applicable leave of absence policy.

                  (c) As of the Closing Date, all Transferred Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) maintained or sponsored by Seller or its
Affiliates and shall commence participation in the then-current employee welfare benefit plans of Purchaser, Purchaser's Parent or their Affiliates (the
"Replacement Welfare Plans") which are included in the summary of benefit plans of Purchaser and Purchaser's Parent that are in effect as of the Effective Date and that are described in Schedule 7.14(c). Subject to the approval of
Purchaser's or Purchaser's Parent's insurers and third party administrators, as needed (which approval shall be requested by Purchaser or Purchaser's Parent immediately after the Effective Date), Purchaser or Purchaser's Parent, as
applicable shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the welfare plans maintained by Seller or its Affiliates and that have not been satisfied as of the Closing Date, and (ii) provide each
Transferred Employee with credit for any co-payments (if permitted under the applicable Replacement Welfare Plan) and deductibles paid prior to the Closing
Date during a plan year under Seller's or its Affiliates' plan that has not ended as of the Closing Date, in satisfying any deductible or out of pocket requirements under the applicable Replacement Welfare Plans with respect to any plan year that has not ended as of the Closing Date.

                  (d) Purchaser shall give or cause Purchaser's Parent to give all Transferred Employees credit for all service recognized by Seller and its
Affiliates immediately prior to the Closing Date under all Replacement Welfare
Plans and arrangements maintained by Purchaser or Purchaser's Parent, as applicable in which the Transferred Employees become participants. Prior to the
Closing Date, Seller shall provide Purchaser with a description of all such service recognized by it and its Affiliates, itemized by individual Transferred
Employee. Purchaser agrees that the service credit to be given to Transferred
Employees by Purchaser and its Affiliates is for purposes of eligibility, and vesting, but not benefit accrual (except for vacation and severance benefits).

                  (e) To the extent allowable by Applicable Law, including,
without limitation, ERISA's fiduciary provisions, and by the tax qualified
401(k) plan sponsored by the Seller or its Affiliates in effect for Transferred
Employees immediately prior to the Closing Date (the "Seller's Savings Plan"),
Purchaser shall take any and all necessary action to cause the trustee of any tax-qualified 401(k) plan of Purchaser or its Affiliates in

                                       48

which any Transferred Employee becomes a participant to accept a direct
"rollover" in cash (and any outstanding participant loans) of all or a portion of said employee's "eligible rollover distribution" within the meaning of
Section 402 of the Code from the Seller's Savings Plan if requested to do so by the Transferred Employee, except in the case where a participant has an outstanding participant loan which in such case such participant shall
"rollover" all of its "eligible rollover distribution". However, any tax-qualified 401(k) plan of Purchaser or its Affiliates accepting such a rollover shall not be required to permit any investment to be made in
Constellation Energy Group, Inc. common stock on behalf of any Transferred
Employee after the Closing Date or to adopt any other provision of Seller's
Savings Plan except to the extent required by Applicable Law.

                  (f) Purchaser shall pay to each Transferred Employee whose employment is terminated without Cause by Purchaser or one of its Affiliates within eighteen months after the Closing Date a severance benefit package equal to:

                o Two weeks of base pay for each full year of service (including service with Purchaser or its Affiliates and service
                  recognized by Seller or Seller's Affiliates immediately prior to Closing).

                o Insurance Benefits: Medical and dental coverage at active employee rates during the period equal to two weeks for each year of service (including service with Purchaser and service recognized by Seller or Seller's Affiliates immediately prior to the Closing); provided, however, that such coverage shall be provided during such period only to the extent that a
                  Transferred Employee timely elects and continues to be
                  eligible for such coverage under COBRA and the terms of the applicable benefit plans then maintained by Purchaser or its
                  Affiliates.

For purposes of calculating the level of severance benefits above to which a terminated Transferred Employee is entitled, such calculation shall be made as though the Transferred Employee's termination date is the eighteenth month anniversary of the Closing Date, regardless of the actual date of termination.
The relocation of a Transferred Employee's employment at Purchaser's or
Purchaser's Parent's request from Purchaser or one of its Affiliates to another
Affiliate of Purchaser shall not constitute termination without Cause for purposes of this Section.

                  (g) Seller shall notify Purchaser of (i) any increase in the rate of compensation granted by COSI PUNA or the Companies payable to or to become payable prior to the Closing Date to any Transferred Employee, and (ii)
any resignations or termination of any Transferred Employees prior to the
Closing Date.

                  (h) Neither Purchaser nor its Affiliates shall have any
liabilities or other obligations with respect to any Transferred Employees or other former employees

                                       49

or consultants of COSI PUNA or its Affiliates arising from actions or inactions of COSI PUNA or its Affiliates during periods prior to the Closing Date.

                  (i) Seller and COSI PUNA shall cause the employment of all
Transferred Employees by Seller, COSI PUNA or their Affiliates to be terminated, and all salaries, wages, benefits, severance payments and benefits or other amounts due and owing from Seller, COSI PUNA or their Affiliates to the
Transferred Employees as of the Closing Date or as a result of such termination to be satisfied in full by Seller, COSI PUNA or their Affiliates of Seller, prior to or concurrently with the Closing.

         SECTION 7.15 Additional Covenants of Purchaser. Purchaser hereby agrees with and covenants to Seller that prior to consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless
Seller shall otherwise consent in writing, Purchaser shall not take any action which would cause any of Purchaser's representations and warranties set forth in
Article 6 to be false as of the Closing in any material respect.

         SECTION 7.16 Assumption of Obligations. From and after the Closing,
Purchaser shall cause the Companies to fully perform and fulfill all of their obligations and commitments, whether existing as of the Closing Date or arising or incurred thereafter.

         SECTION 7.17 Company Guarantees. The Parties shall cooperate and use commercially reasonable efforts (which shall not include any obligation of
Seller to pay any cost or expense or incur any obligation) in order that, effective as of the Closing Date, (a) the Company Guarantees identified in Item
3 of Schedule 1.1A and any liabilities related thereto shall be released as to
Seller and its Affiliates, and (b) substitute arrangements, if required, of
Purchaser or its Affiliates shall be in effect.

         SECTION 7.18 Action Taken in connection with the Loan Documents.
Between the Effective Date and the Closing Date, Seller shall take all actions and binding commitments necessary to irrevocably satisfy in full at the Closing the Debt Payoff Amount and any other amounts required to satisfy in full the
Loan Documents (including, but not limited to, all fees, penalties, early termination payments, costs, and the like), terminate all of the Loan Documents and secure a release from all of the counterparties thereto, finally and forever releasing the Companies, Seller and its Affiliates under the Loan Documents and releasing all Encumbrances associated with the Loan Documents (such releases to be in form and substance reasonably satisfactory to Seller and Purchaser), including, but not limited to, the Debt Service Reserve Guaranty and the Pledge
Agreement.

         SECTION 7.19 Payment of Intercompany Arrangements. Seller shall cause all Intercompany Arrangements to be cancelled and terminated, and all amounts due and owing as of the Closing Date thereunder to be satisfied in full by the
Companies to Seller or any Affiliates of Seller, prior to or concurrently with the Closing.

                                       50

         SECTION 7.20 Repair of Well KS-11R. Seller, at its expense, shall repair, or shall cause the Companies to repair, the injection well at the Plant known as KS-11R in accordance with the repair program identified in Schedule 5.7
(as the same may be modified as provided below) and Applicable Laws and the requirements of Governmental Authorities having jurisdiction. Any payables or liabilities of the Companies associated with such repairs that have not been paid as of Closing shall be accounted for as a Purchase Price adjustment pursuant to the procedures set forth in Sections 3.4 and 3.5. If such repairs have not been completed prior to Closing, Seller shall reimburse Purchaser or the Companies for any costs they reasonably incur after Closing to complete such repairs in accordance with the repair program identified in Schedule 5.7 (as the same may be modified as provided below). Purchaser shall have the right to propose modifications to the repair program identified in Schedule 5.7 which proposed modifications Seller will consider in good faith, but Seller may condition acceptance of any such modifications upon, among other things, the approval of its technical experts, the approval of such modifications by
Governmental Authorities having jurisdiction and Purchaser agreeing to pay any additional costs and assuming any additional risk associated with implementing such modifications. If the Parties are unable to reach agreement upon any modifications proposed by Purchaser, then the repairs shall be conducted by or for Seller as provided in the first sentence of this Section.

                                   ARTICLE 8

                ACCESS AND CONFIDENTIALITY; TRANSITION PROCEDURES

         SECTION 8.1 General Access. Subject to the provisions of Section 8.2, during the Transition Period, Seller shall permit (and Seller shall cause the
Companies to permit) Purchaser and its representatives:

                  (a) to have reasonable access, at reasonable times and upon reasonable advance notice and in a manner so as not to interfere unduly with the business operations of Seller or the Companies, to the Records of the Companies
relating to their Business and the Plant insofar as the same may be disclosed without (i) violating any legal constraints or any legal obligation, (ii)
waiving any attorney/client, work product, or like privilege, (iii) disclosing information about the activities of Seller or its Affiliates (other than the
Companies) that is unrelated to the Companies, their Business or the Plant, or
(iv) disclosing proprietary models of Seller or any of its Affiliates pertaining to energy project evaluation, energy or natural gas price curves or projections, or other economic predictive models; and

                  (b) subject to Seller's receipt of any required consent of any third Person and upon reasonable advance notice to Seller, to conduct at reasonable times and at Purchaser's sole risk, cost, and expense, in the presence of representatives of Seller, reasonable inspections of the Plant;
provided, however, that no soil, water, groundwater or other environmental testing shall be conducted.

                                       51

         SECTION 8.2 Transition Period Procedures. The Parties acknowledge and agree that in order to ensure that upon Closing the transition of the ownership of the Purchased Shares and the operation of the Plant is as smooth and orderly as is reasonably practicable, representatives of Purchaser shall be entitled to become familiar with the Plant and be introduced to, and have the opportunity to meet with, suppliers, other vendors and customers of any of the Companies. In order to facilitate such transitions, not later than five (5) Business Days following the Effective Date, Seller and Purchaser shall each designate a representative (each a "Transition Representative") to coordinate the activities contemplated by this Section 8.2 and shall provide the name and relevant contact information of their respective Transition Representatives to the other Party.
Either Party may designate a different Transition Representative at any time and from time to time by written notice to the other Party, which notice shall specify the name of the relevant individual and his or her contact information.
Within ten (10) Business Days of their selection, the Transition Representatives shall meet (in person or by telephone) to develop such procedures as such persons determine to be reasonably necessary or appropriate under the circumstances to accomplish the transitions contemplated by this Section 8.2;
provided, however, that any such procedures shall be consistent with the other provisions of this Agreement; and provided, further, that in no event shall any meetings with suppliers, other vendors or customers of any of the Companies relating in manner to the Companies, the Transactions, the Plant or the Existing
Contracts be conducted prior to the Closing without Seller's Transition
Representative or other representative of Seller being present, nor shall
Purchaser or any of its Affiliates otherwise contact or communicate directly with any supplier, other vendor or customer of any of the Companies regarding the above-described matters prior to the Closing without Seller's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless Seller's Transition Representative or other representative of
Seller shall participate therein.

         SECTION 8.3 Indemnification. Purchaser agrees to indemnify and hold harmless, release, and defend the Seller's Indemnified Parties and the Companies from and against any and all Losses arising, in whole or in part, from the acts or omissions of the Purchaser Indemnified Parties in connection with Purchaser's inspection or assessment of the Plant and other assets and Records of Seller or any of the Companies, including claims for personal injuries (including, but not limited to, injuries to employees of Seller), property damage (including, but not limited to, property damage to the Plant), and reasonable attorneys' fees and expenses, and all such inspections and assessments shall be at Purchaser's sole risk. Nothing in this Article 8 shall be construed to permit Purchaser or its representatives to have access to any Records of Seller or any of the
Companies relating to the Transactions, including any bids or offers received by
Seller or any of the Companies for the sale of the Purchased Shares or the
Plant, it being agreed that all such bids or offers shall be the sole property of Seller. The provisions set forth in Sections 9.4, 9.5, 9.6, 9.7(a) and 9.7(b)
shall apply to any indemnification by Purchaser under this Section 8.3. For the avoidance of doubt, Section 9.7(c) shall not apply to any indemnification by
Purchaser under this Section 8.3.

                                       52

         SECTION 8.4 Confidential Information. Between the Effective Date and
the Closing Date, Purchaser agrees to maintain all information made available to it under this Agreement confidential and to cause its officers, directors, agents, employees, representatives, consultants, and advisors to maintain all information made available to them under this Agreement confidential, all as provided in the Confidentiality Agreement, the terms of which are incorporated herein by reference and made a part of this Agreement.

         SECTION 8.5 No Other Contact. Between the Effective Date and the
Closing Date, Purchaser shall not in any way contact or correspond with any customer, employee, or other Person associated with any of the Companies or the
Seller regarding the Companies, the Plant or the Existing Contracts, without the prior written consent of Seller.

                                   ARTICLE 9

                           INDEMNIFICATION AND RELEASE

         SECTION 9.1 Exclusivity. Except as provided in Section 7.5 and except for fraud, willful misconduct, willful misrepresentation, or willful breach of a representation, warranty, covenant or agreement hereunder, the rights and remedies of Seller and the Seller's Indemnified Parties, on the one hand, and
Purchaser and the Purchaser Indemnified Parties, on the other hand, for money damages under this Article are, solely as between Seller and the Seller's
Indemnified Parties on the one hand, and Purchaser and the Purchaser Indemnified
Parties on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller and the Seller's Indemnified
Parties on the one hand, and Purchaser and the Purchaser Indemnified Parties on the other hand, may have under this Agreement or under Applicable Laws with respect to any Indemnifiable Claim, whether at law or in equity.

         SECTION 9.2 Indemnification by Seller.

                  (a) Purchaser Claims. Except as otherwise provided in Section
7.5(f), Seller will indemnify, defend and hold harmless Purchaser and its
Affiliates, and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the "Purchaser Indemnified Parties"), from and against any and all demands, suits, penalties, fines, liens, judgments, obligations, damages, claims, losses, liabilities, payments, costs and expenses, including reasonable legal, accounting and other expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings ("Losses"), which arise out of, are in connection with, or relate to, the following (collectively, "Purchaser Claims"):

                       (i) any breach or violation of any covenant, obligation
or agreement of Seller set forth in this Agreement;

                                       53

                       (ii) any breach or inaccuracy of the representations or
warranties made, as of the Effective Date or the Closing Date, by Seller in
Articles 4 and 5;

                       (iii) Seller's ownership, operation or use of the
Excluded Assets after the Closing; or

                       (iv) if the Closing occurs, the Excluded Liabilities.

                  (b) Limitations on Seller Indemnification Obligation. As
between the Parties, except in the case of fraud or willful misconduct on the part of Seller or its Affiliates, the Purchaser Indemnified Parties will not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Purchaser Claims, including damages for lost revenues, income, or profits, diminution in value of the Plant or any other damage or loss resulting from the disruption to or loss of operation of the
Plant. The aggregate damages to which the Purchaser Indemnified Parties will be entitled for all Purchaser Claims shall be limited to ten percent (10%) of the
Initial Purchase Price.

         SECTION 9.3 Indemnification by Purchaser.

                  (a) Seller's Claims. Purchaser will indemnify, defend and hold harmless Seller and its Affiliates and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the
"Seller's Indemnified Parties"), from and against any and all Losses which arise out of or relate to the following (collectively, "Seller's Claims"):

                       (i) any breach or violation of any covenant, obligation
or agreement of Purchaser set forth in this Agreement;

                       (ii) any breach or inaccuracy of any of the
representations or warranties made, as of the Effective Date or the Closing
Date, by Purchaser in Article 6;

                       (iii) if the Closing occurs, the Business of PGV, the
design, construction, ownership, operation or use of any of the assets of PGV, including the Plant (but excluding the Excluded Assets), the failure to pay, perform or discharge any liabilities or obligations of PGV (but excluding the
Excluded Liabilities), or any other matter relating to or arising out of the
Business of PGV, the design, construction, ownership, operation or use of any of the assets of PGV, including the Plant (but excluding the Excluded Assets), whether relating to periods of time prior to or after the Closing Date, to the extent such Losses are not properly asserted by Purchaser under Section 7.5 or
Section 9.2(a) (subject to the limitations in this Agreement); or

                       (iv) if the Closing occurs, without limiting the
generality of Section 9.3(a)(iii), any liability, obligation or responsibility under or related to former,

                                       54

current or future Environmental Laws, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (A) any violation or alleged violation of Environmental
Law, before or after the Closing Date, with respect to the ownership or operation of the Plant; (B) compliance with applicable Environmental Laws before or after the Closing Date with respect to the ownership or operation of the
Plant; (C) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by any Recognized Environmental Condition on, in, under, adjacent to or migrating from the Plant before or after the
Closing Date, including, but not limited to, Hazardous Substances contained in building materials at or adjacent to the Plant or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the
Plant; (D) the investigation and/or Remediation of Hazardous Substances that are present or have been Released before or after the Closing Date at, on, in, under, adjacent to or migrating from the Plant, including, but not limited to,
Hazardous Substances contained in building materials at the Plant or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Plant; and (E) the investigation and/or Remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, in connection with the ownership or operation of the Plant, at any off-site location.

Purchaser acknowledges and agrees that the Losses described in Sections
9.3(a)(iii) and 9.3(a)(iv) shall be retained by PGV and transferred with the transfer of the Purchased Shares and shall continue to be the responsibility of
PGV and Purchaser.

         SECTION 9.4 Notice of Claim. Subject to the terms of this Agreement and upon a Party's receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of either Party, the Party seeking indemnification hereunder (the "Indemnitee") will promptly notify the
Party against whom indemnification is sought (the "Indemnitor") in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 9.2 or Section
9.3. Such written notice is herein referred to as a "Notice of Claim." A Notice of Claim will specify, in reasonable detail, the material facts known to the
Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the
Indemnitee's rights to indemnification; provided, however, that the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the Indemnitee's failure to timely deliver a Notice of Claim.

         SECTION 9.5 Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of
Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense. The Indemnitee may not settle or compromise any
Third Party Claim so long as the

                                       55

Indemnitor is defending it in good faith. If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may undertake its defense, and the
Indemnitor will be bound by the result obtained by the Indemnitee. The
Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the
Indemnitor of the asserted claim or demand. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor's request, then the
Indemnitor may proceed with the action stated in the request. If, within that fifteen (15) day period, the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor will be liable under this Article 9 only for an amount up to the amount which the
Indemnitor had proposed as payment or compromise for such Third Party Claim.
This Section 9.5 is subject to the rights of any insurance carrier of Indemnitee that is defending the Third Party Claim.

         SECTION 9.6 Cooperation. The Party defending the Third Party Claim will: (a) consult with the other Party throughout the pendency of the Third
Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim; and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The
Parties will cooperate in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all Records and other materials reasonably required by them for use in contesting any Third
Party Claim (which Records and other materials shall be subject to the
Confidentiality Agreement). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party
Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

         SECTION 9.7 Mitigation and Limitation of Claims. As used in this
Agreement, the term "Indemnifiable Claim" means any Purchaser Claims or Seller's
Claims. Notwithstanding anything to the contrary contained herein:

                  (a) the Indemnitee will take all commercially reasonable steps to mitigate all losses, damages and the like relating to an Indemnifiable Claim, including availing itself, to the extent the same are commercially reasonable, of any defenses, limitations, rights of contribution, claims against third
Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee's reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this Article 9, and the Indemnitor will reimburse the Indemnitee for the
Indemnitee's reasonable expenditures in undertaking the mitigation, together with interest thereon from the date of payment to the date of repayment at the
"prime rate" in effect during such period as published in The Wall Street
Journal;

                                       56

                  (b) any Indemnifiable Claim shall be limited to the amount of actual out-of-pocket damages sustained by the Indemnitee by reason of such breach or nonperformance, net of insurance recoveries; provided, that, subject to the limitations set forth in Sections 9.2(b) and 9.7(c), a Seller Claim for a breach of this Agreement by Purchaser that results in a termination of this
Agreement or other failure to consummate the Transactions may include any excess of the Initial Purchase Price over the (i) consideration to be received by
Seller from the sale of the Purchased Shares to a third Person in any subsequent transaction, or (ii) fair market value of the Purchased Shares if they are not subsequently sold; and

                  (c) if the Closing occurs, no Party shall have any liability or obligation to indemnify under Section 9.2(a)(ii) or Section 9.3(a)(ii), as the case may be, unless the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds one million Dollars
($1,000,000), and recovery shall be limited only to such amounts as exceed one million Dollars ($1,000,000). For purposes of the foregoing, individual claims of one hundred thousand Dollars ($100,000) or less shall not be aggregated for purposes of calculating such deductible threshold amount or for calculating damages in excess of such amount. Nothing in this Section 9.7(c) is intended to modify or limit a Party's liability or obligation hereunder for other
Indemnifiable Claims. Notwithstanding the foregoing, the limits in this Section
9.7(c) shall not apply to any claims relating to breach of Section 4.5 or
Section 6.6.

         SECTION 9.8 Adjustment to Purchase Price. Any and all payments required to be made under this Article 9 and Section 7.5 will be treated as an adjustment to the Purchase Price.

         SECTION 9.9 Specific Performance.

                  (a) Seller acknowledges that the Transactions are unique and that Purchaser will be irreparably injured should such Transactions not be consummated in a timely fashion. Consequently, Purchaser will not have an adequate remedy at law if Seller shall fail to sell the Purchased Shares when required to do so hereunder. In such event, Purchaser shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Seller, subject to Purchaser's performance of its obligations hereunder.

                  (b) Purchaser acknowledges that the Transactions are unique and that Seller will be irreparably injured should such Transactions not be consummated in a timely fashion. Consequently, Seller will not have an adequate remedy at law if Purchaser shall fail to purchase the Purchased Shares when required to do so hereunder. In such event, Seller shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Purchaser, subject to Seller's performance of its obligations hereunder.

                                       57

         SECTION 9.10 Survival; Time Limitation for Indemnification. The terms and provisions of this Agreement shall survive the Closing. Notwithstanding the foregoing, after Closing, any assertion by Purchaser or any Purchaser
Indemnified Party that Seller is liable to Purchaser or any Purchaser
Indemnified Party, or any assertion by Seller or any Seller's Indemnified Party that Purchaser is liable to Seller or any Seller's Indemnified Party, for indemnification under the terms of this Agreement or otherwise in connection with the Transactions must be made in writing and must be given to Seller or
Purchaser, as the case may be (or not at all) on or prior to the date that is twelve (12) months after the Closing Date, except, in the case of Purchaser, for matters addressed in Sections 5.23 and 7.5(e), which must be made in writing and must be given to Seller (or not at all) on or prior to the date that is ninety
(90) days after the date on which the applicable statute of limitations expires with respect to the matters covered thereby.

         SECTION 9.11 Release. Except for the Excluded Liabilities and Seller's
obligations hereunder including, without limitation, under this Article 9
(including without limitation Seller's obligations under this Article 9 as the result of the breach of any provision of this Agreement), Purchaser on behalf of itself and each of its Affiliates, and on behalf of each of its and their successors and assigns, hereby waives its right to recover from Seller and its
Affiliates and any Person acting on behalf of Seller or any such Affiliates, and forever releases and discharges Seller, any such Affiliates and any such other
Person, from any and all Losses (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with any of the Companies or the Plant, including without limitation, (a) all liabilities or obligations under or related to Environmental Laws or relating to any claim in respect of Recognized Environmental Conditions or Hazardous Substances arising under Applicable Laws, including Environmental Laws, and (b) all liabilities that in any way arise out of or are related to or associated with the ownership, possession, use or operation of any of the assets of any of the Companies, including the Plant, before or after the Closing. In this regard, Purchaser, on behalf of itself and each of its Affiliates, and each of its and their successors and assigns, expressly waives any and all rights and benefits that it now has or they now have, or in the future may have, conferred upon it or them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor.
Purchaser, on behalf of itself and each of its Affiliates, and each of its and their successors and assigns, hereby further acknowledges that it is aware that factual matters now unknown to it or them may have given or may hereafter give rise to claims, losses and liabilities that are presently unknown, unanticipated and unsuspected, that the release contained herein has been negotiated and agreed upon in light of such awareness, and that it nevertheless hereby intends to be bound and to bind each of its Affiliates, and each of its and their successors and assigns, to the release set forth above.

                                       58

                                   ARTICLE 10

                        PURCHASER'S CONDITIONS TO CLOSING

         The obligation of Purchaser to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Purchaser waives such fulfillment in writing:

         SECTION 10.1 Compliance with Provisions. Seller shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.

         SECTION 10.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Shares contemplated hereby shall have expired or been terminated.

         SECTION 10.3 No Restraint. There shall be no:

                  (a) injunction, restraining order or order of any nature
issued and outstanding by any Governmental Authority of competent jurisdiction over the Parties which directs that the Transactions shall not be consummated as herein provided;

                  (b) suit, action or other proceeding by any Governmental
Authority of competent jurisdiction over the Parties pending or threatened
(pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions; or

                  (c) action taken, or law enacted, promulgated or deemed
applicable to the Transactions, by any Governmental Authority of competent jurisdiction over the Parties which would render the purchase and sale of the
Purchased Shares illegal;

provided, that the Parties will use their commercially reasonable efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, law or penalty.

         SECTION 10.4 Required Regulatory Approvals and Consents. Without
limiting the applicability of Sections 7.1 and 7.4, Purchaser shall have received all of Purchaser's Required Regulatory Approvals and Purchaser's
Required Consents and Seller shall have received all of Seller's Required
Regulatory Approvals and Seller's Required Consents. In the event that any such
Approval requires any modification to this Agreement or the Transactions, imposes any condition to the effectuation of the Transactions, or places any restrictions upon Purchaser's ownership of the Plant, then such modifications, conditions or restrictions shall be subject to Purchaser's approval to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and would, individually or in the aggregate, result in a Material Adverse Effect upon

                                       59

Purchaser, its ownership of the Plant or the operation of the Plant after the
Closing; provided, however, that Purchaser shall be deemed to have approved of any such modifications, conditions or restrictions to the extent that Purchaser fails to disapprove of same in a written notice to Seller received no later than fifteen (15) Business Days following in the case of a Purchaser's Required
Regulatory Approvals the public announcement of the decision of the Governmental
Authority imposing such modification, condition or restriction and in the case of a Seller's Required Regulatory Approvals Purchaser's receipt of written notice from Seller of the decision of the Governmental Authority imposing such modification, condition or restriction.

         SECTION 10.5 Representations and Warranties. The representations and warranties of Seller set forth in this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise)
shall be true and correct, and the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing Date.

         SECTION 10.6 Officer's Certificate. Purchaser shall have received a certificate from Seller, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections 10.1 and 10.5 have been satisfied by Seller.

         SECTION 10.7 Material Adverse Effect. Except in the case of matters contemplated in Section 7.6 (which section shall, for the avoidance of doubt, control all matters discussed thereby), since the Effective Date, no Material
Adverse Effect shall have occurred and be continuing with respect to the Plant or the Companies.

         SECTION 10.8 Legal Opinion. Purchaser shall have received an opinion or opinions from Seller's in-house legal counsel dated as of the Closing Date substantially as to the matters set forth in Exhibit 10.8, subject to the conditions and limitations therein and to such other customary conditions and limitations as shall be reasonably acceptable to Purchaser and its legal counsel.

         SECTION 10.9 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 12.1.

         SECTION 10.10 Receipt of Other Documents. Purchaser shall have received the following:

                  (a) A certificate of good standing with respect to Seller, as of a recent date, issued by the Secretary of State of the State of Maryland;

                  (b) A copy of Seller's certificates of incorporation certified as of a recent date, by the Secretary of State of the State of Maryland, and a
copy of Seller's by-laws certified by the Secretary or an Assistant Secretary of
Seller, together with a

                                       60

certificate of the Secretary or an Assistant Secretary of Seller that neither of such documents has been amended on or after the Effective Date;

                  (c) Copies, certified by the Secretary or an Assistant
Secretary of Seller, of resolutions of Seller authorizing the execution and delivery by Seller of this Agreement, and authorizing or ratifying of all of the other agreements and instruments to be executed and delivered by Seller in connection herewith;

                  (d) A certificate of the Secretary or an Assistant Secretary of Seller identifying the name and title and bearing the signatures of the individuals authorized by Seller to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

                  (e) Written resignations or terminations of each of the
directors and officers of each of the Companies, effective as of the Closing;

                  (f) A certificate of good standing with respect to each of the
Companies, as of recent date, issued by the Secretary of State of each of their respective states of incorporation/formation and each other state in which the
Companies are qualified to do business; and

                  (g)      A listing of the items in Inventory.

         SECTION 10.11 Loan Documents. Pursuant to Section 7.18, Seller shall have taken all steps and binding commitment necessary to irrevocably satisfy in full at the Closing the Debt Payoff Amount and any other amounts required to satisfy in full the Loan Documents (including, but not limited to, all fees, penalties, early termination payments, costs, and the like), terminate all of the Loan Documents and secure a release from all of the counterparties thereto, finally and forever releasing the Companies, Seller and their Affiliates under the Loan Documents and releasing all Encumbrances associated with the Loan
Documents (such releases to be in form and substance reasonably satisfactory to
Seller and Purchaser), including, but not limited to, the Debt Service Reserve
Guaranty and the Pledge Agreement.

                                   ARTICLE 11

                         SELLER'S CONDITIONS TO CLOSING

         The obligation of Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Seller waives such fulfillment in writing:

         SECTION 11.1 Compliance with Provisions. Purchaser shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on its part required to be performed or complied with at or prior to the

                                       61

Closing, including but not limited to the payment of the Initial Purchase Price, as adjusted pursuant to Section 3.3, to Seller.

         SECTION 11.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Shares contemplated hereby shall have expired or been terminated.

         SECTION 11.3 No Restraint. There shall be no:

                  (a) injunction, restraining order or order of any nature
issued and outstanding by any Governmental Authority of competent jurisdiction over the Parties which directs that the Transactions shall not be consummated as herein provided;

                  (b) suit, action or other proceeding by any Governmental
Authority of competent jurisdiction over the Parties pending or threatened
(pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions; or

                  (c) action taken, or law enacted, promulgated or deemed
applicable to the Transactions, by any Governmental Authority of competent jurisdiction over the Parties which would render the purchase and sale of the
Purchased Shares illegal;

provided, that the Parties will use their commercially reasonable efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, law or penalty.

         SECTION 11.4 Required Regulatory Approvals and Consents. Without
limiting the generality of Sections 7.1 and 7.4, Seller shall have received all of Seller's Required Regulatory Approvals and Seller's Required Consents and
Purchaser shall have received all of Purchaser's Required Regulatory Approvals and Purchaser's Required Consents. In the event that any such Approval requires any modification to this Agreement or the Transactions, imposes any condition to the effectuation of the Transactions, or places any restrictions upon Seller's conveyance of the Purchased Shares, or the Companies' ownership of the Plant or the operation of the Plant prior to the Closing, then such modifications, conditions or restrictions shall be subject to Seller's approval to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and would, individually or in the aggregate, result in a Material Adverse Effect upon Seller, the Companies' ownership of the
Plant or the operation of the Plant prior to the Closing; provided, however, that Seller shall be deemed to have approved of any such modifications, conditions or restrictions to the extent that Seller fail to disapprove of same in a written notice to Seller received no later than fifteen (15) Business Days following the public announcement of the decision of the Governmental Authority imposing such modification, condition or restriction.

                                       62

         SECTION 11.5 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing
Date.

         SECTION 11.6 Officer's Certificate. Seller shall have received a certificate from Purchaser, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections
11.1 and 11.5 have been satisfied by Purchaser.

         SECTION 11.7 Legal Opinion. Seller shall have received an opinion or opinions from Purchaser's counsel dated the Closing Date substantially as to the matters set forth in Exhibit 11.7, subject to the conditions and limitations therein and to such other customary conditions and limitations as shall be reasonably acceptable to Seller and its counsel.

         SECTION 11.8 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 12.1.

         SECTION 11.9 Loan Documents. Pursuant to Section 7.18, Seller shall have taken all steps and binding commitment necessary to irrevocably satisfy in full at the Closing the Debt Payoff Amount and any other amounts required to satisfy in full the Loan Documents (including, but not limited to, all fees, penalties, early termination payments, costs, and the like), terminate all of the Loan Documents and secure a release from all of the counterparties thereto, finally and forever releasing the Companies, Seller and its Affiliates under the
Loan Documents releasing all Encumbrances associated with the Loan Documents
(such releases to be in form and substance reasonably satisfactory to Seller and
Purchaser), including, but not limited to, the Debt Service Reserve Guaranty and the Pledge Agreement.

         SECTION 11.10 Receipt of Other Documents. Seller shall have received the following:

                  (a) A certificate of good standing with respect to Purchaser, as of a recent date, issued by the appropriate government official of its jurisdiction of formation;

                  (b) Copies of the limited liability company agreement and
certificate of formation of Purchaser certified as of a recent date by the appropriate government official of its jurisdiction of formation, together with a certificate of a duly authorized manager of Purchaser that none of such documents have been amended on or after the Effective Date;

                                       63

                  (c) Copies, certified by the manager of Purchaser, of
resolutions of Purchaser authorizing the execution and delivery by Purchaser of this Agreement, and authorizing or ratifying all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;

                  (d) A certificate of the manager of Purchaser identifying the name and title and bearing the signatures of the manager and officers of
Purchaser authorized to execute and deliver this Agreement, and the other agreements and instruments contemplated hereby; and

                  (e) Insurance certificates evidencing compliance with Section
7.7.

                                   ARTICLE 12

                                   TERMINATION

         SECTION 12.1 Termination.

                  (a) This Agreement may be terminated at any time prior to the
Closing Date by mutual written consent of the Parties.

                  (b) This Agreement may be terminated by either Party if the
Closing shall not have occurred on or before one hundred (100) days following the Effective Date (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                  (c) This Agreement may be terminated by Purchaser if there has been a violation or breach by Seller of any agreement, covenant, representation or warranty contained in this Agreement which has not been waived by Purchaser and such violation or breach constitutes a Material Adverse Effect and is not cured within thirty (30) days after Seller's receipt of notice from Purchaser concerning such violation or breach.

                  (d) This Agreement may be terminated by Seller if there has been a violation or breach by Purchaser of any agreement, covenant, representation or warranty contained in this Agreement which has not been waived by Seller and such violation or breach constitutes a Material Adverse Effect and is not cured within thirty (30) days after Purchaser's receipt of notice from
Seller concerning such violation or breach.

                  (e) There has been a material adverse change in the financial condition of Purchaser that constitutes a Material Adverse Effect.

                  (f) This Agreement may be terminated by either Party in
accordance with the provisions of Sections 7.6(b) or 7.6(c).

                                       64

         SECTION 12.2 Procedure and Effect of Termination.

                  (a) If there has been a termination pursuant to Section 12.1, then this Agreement shall be deemed terminated, and all further obligations of the Parties hereunder shall terminate, except that the obligations set forth in
Sections 7.8, 8.2, 8.3, and 8.4 and in Article 9, Article 12 and Article 13
shall survive. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a Party to the other Party under and by reason of this Agreement or the Transactions except as set forth in Article 9 and except for fraud or willful misconduct of a Party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a Party hereunder.

                  (b) In the event a Party shall elect to terminate this
Agreement pursuant to Section 12.1, such Party shall forthwith provide notice thereof to the other Party whereupon this Agreement shall terminate and the
Transactions shall be abandoned. Upon any such termination, all filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the respective Governmental Authority by the Party having filed or submitted the same.

                                   ARTICLE 13

                               GENERAL PROVISIONS

         SECTION 13.1 Expenses. Whether or not the Transactions are consummated, except as otherwise provided in any other provision of this Agreement, all costs and expenses (including attorneys' and consultants' fees, costs and expenses)
incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, however, all fees, charges and costs of economists and other experts, if any, jointly retained by the Parties in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the Transactions will be borne by
Purchaser.

         SECTION 13.2 Entire Document; Modification or Amendment. This Agreement
(including the Exhibits and Schedules hereto), and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the
Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the Confidentiality
Agreement) prior to the execution date of this Agreement, written or oral. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

                                       65

         SECTION 13.3 Schedules and Exhibits.

                  (a) The Parties agree and acknowledge that the Schedules in this Agreement may be incomplete or subject to revision prior to the Closing.
The Parties will cooperate and work in good faith to complete and update such
Schedules in a manner consistent with the provisions of Section 7.2 and the other requirements of this Agreement. For purposes of determining whether
Purchaser's conditions set forth in Section 10.5 have been fulfilled, the
Schedules shall be deemed to include only the information contained therein on the Effective Date, and shall be deemed to exclude all information contained in any update, supplement or amendment thereto to the extent such information relates to (i) periods prior to the "as of" dates of the Schedules attached to this Agreement on the Effective Date, or (ii) any conditions or matters that do not have a Material Adverse Effect; provided, however, that if Closing shall occur, then all matters disclosed by either Party pursuant to any such update, supplement or amendment at or prior to the Closing shall be deemed to be matters of which the other Party had Knowledge.

                  (b) All Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.
Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.
The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the
Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

         SECTION 13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 13.5 Severability. Whenever possible, each provision of this
Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Laws, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under Applicable Laws, such provision shall be ineffective only to the extent held to be invalid, void
(or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to

                                       66

the end that the Transactions are fulfilled to the extent possible. To the extent permitted by Applicable Laws, the Parties waive any provision of
Applicable Law that renders any provision hereof prohibited or unenforceable in any respect.

         SECTION 13.6 Assignability. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by any Party without the prior written consent of the other Parties, which consent may be granted or withheld in such other Party's sole discretion.

         SECTION 13.7 Captions. The captions of the various Articles, Sections,
Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

         SECTION 13.8 Governing Law and Forum. This Agreement and the rights and obligations of the parties hereunder and the Transactions shall be governed by, and construed in accordance with, the law of the State of New York without respect to its conflict of laws provisions. THE PARTIES HERETO AGREE THAT VENUE
IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS
AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN NEW YORK, NEW YORK, WHICH
COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES
HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND
IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY
SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER
RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS
RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY
DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
HEREBY.

         SECTION 13.9 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by telefacsimile and properly addressed as follows:

                  If to Seller:

                      Constellation Power, Inc.
                      750 East Pratt Street
                      Baltimore, Maryland 21202
                      Attention:  Bruce Douglas
                      Facsimile:  410.230.4609

                                       67

                  If to COSI PUNA:

                      COSI Puna, Inc.
                      750 East Pratt Street
                      Baltimore, Maryland 21202
                      Attention:  Bruce Douglas
                      Facsimile:  410.230.4609

                  With copies to:

                      Constellation Energy Group, Inc.
                      750 East Pratt Street, 18th Floor
                      Baltimore, Maryland 21202
                      Attention:  General Counsel
                      Facsimile:  410.783.3609

                        and

                      Constellation Energy Group, Inc.
                      750 East Pratt Street
                      Baltimore, Maryland 21202
                      Attention:  John Paffenbarger
                      Facsimile:  410.783.2819

                  If to Purchaser:

                      ORNI 8 LLC
                      c/o Ormat Nevada Inc.
                      980 Greg Street
                      Sparks, NV 89509
                      Attention:  President
                      Facsimile: 775.356.9039

                  If to Purchaser's Parent:

                      Ormat Nevada Inc.
                      980 Greg Street
                      Sparks, NV 89509
                      Attention:  President
                      Facsimile: 775.356.9039

                                       68

                  With a copy to:

                      Perkins Coie LLP
                      1201 Third Avenue, Suite 4000
                      Seattle, WA 98101
                      Attention:  Robert E. Giles
                      Facsimile: 206.583.8500

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notices which are addressed as provided in this Section 13.9 given by overnight delivery or mail shall be effective (a) upon delivery, if delivered personally or by overnight delivery, (b) five (5) days following deposit in the
United States mail, postage prepaid, if delivered by mail, or (c) at such time as delivery is refused by the addressee upon presentation. Notices which are addressed as provided in this Section 13.9 given by telefacsimile shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by telefacsimile shall be confirmed promptly by the sender after transmission in writing by certified mail or overnight delivery.

         SECTION 13.10 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third
Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

         SECTION 13.11 No Relationship. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or any other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to either Party. Neither Party is or shall act as or be the agent or representative of the other Party.

         SECTION 13.12 Construction of Agreement. This Agreement and any
documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

         SECTION 13.13 Closing Over Breaches or Unsatisfied Conditions. If
either Party elects to proceed with the Closing with Knowledge by such Party
(evidenced in writing) of any failure of any condition to be satisfied in its favor or the breach of any

                                       69

representation, warranty or covenant by the other Party, then the condition that is unsatisfied or the representation, warranty or covenant which is breached at the Closing Date will be deemed waived by such Party, and such Party shall be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.

         SECTION 13.14 Waiver of Compliance. Except as provided in Section
13.13, to the extent permitted by Applicable Laws, any failure of any of the
Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 13.15 Consents Not Unreasonably Withheld. Wherever the consent or approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld, delayed or conditioned unless such consent or approval is to be given by such Party at the sole or absolute discretion of such Party or is otherwise similarly qualified.

         SECTION 13.16 Survival.

                  (a) The representations and warranties given or made by any
Party in Articles 4, 5 or 6 hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of twelve (12) months after the Closing Date and shall thereafter terminate and be of no further force or effect; provided, however, that:

                       (i) all representations and warranties relating to Taxes
and Tax Returns shall survive the Closing (including for purposes of Section
7.5) for ninety (90) days after the date on which the applicable statutes of limitation (plus any extensions or waivers thereof) expires with respect to the matter covered thereby; and

                       (ii) any representation or warranty as to which a claim
(including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

Subject to Sections 6.9, 6.10, 6.13 and 13.13, each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, notwithstanding any investigation or audit conducted before or after the
Closing Date or the decision of any Party to complete the Closing.

                                       70

                  (b) The covenants and agreements of the Parties contained in this Agreement, including those set forth in Article 9, shall survive the
Closing until performed, unless otherwise specified herein.

         SECTION 13.17 Time of Essence. Time is of the essence in the performance by the Parties of their obligations under this Agreement. If any date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken)
shall be the next day which is a Business Day.

         SECTION 13.18 Purchaser's Parent Support. From the date hereof until the effectiveness of the Closing, Purchaser's Parent agrees to provide Purchaser any and all financial support necessary to permit Purchaser to perform its obligations hereunder. After Closing, Purchaser's Parent shall have no obligation or liability under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       71

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                      CONSTELLATION POWER, INC.

                                      By:  /s/ John T. Long
                                          -----------------------------------
                                          Name:  John T. Long
                                          Title: Senior Vice President

                                      COSI PUNA, INC.

                                      By:  /s/ John T. Long
                                          -----------------------------------
                                          Name:  John T. Long
                                          Title: President

                                      ORNI 8 LLC

                                      By: Ormat Nevada Inc., Its Manager
                                             By:  /s/ Rad Ravin
                                                 ----------------------------
                                             Name:  Rad Ravin
                                                   --------------------------
                                             Title:  V.P. Business Development
                                                    -------------------------

                                      ORMAT NEVADA INC.

                                      By:  /s/ Connie Stechman
                                          ------------------------------------
                                      Name: Connie Stechman
                                            ----------------------------------
                                      Title: Assistant Secretary
                                            ----------------------------------

                                                                    Exhibit 10.8

                                                , 2004
                                ----------------

ORNI 8 LLC
c/o Ormat Nevada, Inc.
980 Greg Street
Sparks, NV 89509

               Re: Purchase and Sale Agreement

Ladies and Gentlemen:

     The undersigned serves as Managing Attorney, Corporate Finance, of
Constellation Energy Group, Inc., and has acted as counsel to Constellation
Power, Inc. (the "Seller") and COSI Puna, Inc. ("COSI PUNA"), in connection with the transactions contemplated by that certain Purchase and Sale Agreement dated as of April __, 2004 (the "Agreement"), by and among the Seller, COSI PUNA, ORNI
8 LLC (the "Purchaser") and Ormat Nevada, Inc. (the "Purchaser's Parent").
Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

     Our opinions expressed below are specifically subject to the following limitations, exceptions, qualifications and assumptions:

          (A) Purchaser and Purchaser's Parent have each duly and validly executed and delivered the Agreement and the obligations set forth therein are their legal, valid and binding obligations, enforceable against them in accordance with its terms.

          (B) Each natural person executing the Agreement or any other instrument, certificate, agreement or document in connection with the transaction therein described (the "Transaction Documents") is legally competent to do so.

          (C) There have been no oral or written amendments to the Transaction
Documents, and there has been no waiver of any of the provisions of the
Transaction Documents, by actions or conduct of the parties or otherwise.

          (D) All documents submitted to me as originals are authentic, all documents submitted to me as certified or photostatic copies conform to the original document, all signatures on all documents submitted to me for examination are genuine, and all public records (including all indices thereto)
reviewed by anyone in connection with the transaction described in the Agreement are accurate, complete and up-to-date.

          (E) All certificates submitted to me and each of the representations and warranties made by the Purchaser in the Transaction Documents are true and accurate in all material respects.

          (F) I express no opinion as to the enforceability of any provisions indemnifying a party against, or requiring contributions toward, that party's liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy or prohibited by law.

          (G) My opinions expressed below regarding the enforceability of the
Agreement are qualified by the following:

               (a) such enforceability may be limited by or subject to (i)
bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws and rules of law affecting the enforcement generally of creditors'
rights and remedies, and (ii) the exercise of judicial discretion in accordance with general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

               (b) certain provisions of the Purchase Agreement may be
unenforceable in whole or in part. The unenforceability of such provisions will not render the Purchase Agreement invalid as a whole or substantially interfere with the realization of the principal benefits provided by the Purchase
Agreement.

          (H) For purposes of my opinion as to the good standings of Seller,
COSI PUNA, CE PUNA I and CE PUNA II in paragraph 1 below, I have relied solely upon certificates of good standing issued by the State Department of Assessments and Taxation of Maryland, and nothing has come to my attention leading me to question the accuracy of such information.

          (I) I am a member of the Bar of the State of Maryland and do not express any opinions herein on the laws of any jurisdiction other than the laws of the State of Maryland and the Federal laws of the United States.

     Based on and subject to the foregoing, I am of the opinion that:

     1. Each of Seller and COSI PUNA is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of
CE PUNA I and CE PUNA II is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of CE PUNA I and
CE PUNA II has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     2. Each of Seller and COSI PUNA has all requisite corporate power and authority to execute and deliver, and to perform its respective obligations under, the Agreement and to consummate the Transactions.

     3. The execution, delivery, and performance by each of Seller and COSI PUNA of the Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action required on the part of the
Seller and COSI PUNA, and no other corporate proceedings on the part of the
Seller or COSI PUNA are necessary to authorize the Agreement or to consummate the Transactions. Assuming the due authorization, execution and delivery of the
Agreement by Purchaser and Purchaser's Parent, the Agreement constitutes the valid and legally binding obligation

of the Seller and COSI PUNA, enforceable against the Seller and COSI PUNA in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, voidable preference, moratorium or similar laws, and related judicial doctrines, from time to time in effect, affecting or related to creditors' rights and remedies generally.

     4. Subject to Seller obtaining the Seller's Required Regulatory Approvals and the Seller's Required Consents, except for compliance with the requirements of the HSR Act, and except as set forth in the Agreement, the execution and delivery by Seller and COSI PUNA of the Agreement, the Seller's and COSI PUNA's
compliance with any provision of the Agreement, and the Seller's and COSI PUNA's consummation of the Transactions will not violate, conflict with, or result in a breach of any provisions of the articles of incorporation or by-laws of either
Seller or COSI PUNA.

     5. Seller owns beneficially and of record 100% of the CE PUNA I Shares which constitute all of the issued and outstanding capital stock of, and the only class of capital stock of, CE PUNA I. Seller owns beneficially and of record 100% of the CE PUNA II Shares which constitute all of the issued and outstanding capital stock of, and the only class of capital stock of, CE PUNA
II. CE PUNA I and CE PUNA II each own 50% of the CE PUNA LP Interests which constitute all of the partnership interests of CE PUNA LP. CE PUNA I and CE PUNA
LP own all of the PGV Interests which constitute all of the partnership interests of PGV. All of the Purchased Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     6. Except for the Agreement or as set forth on Schedule 5.3 to the
Agreement, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights or other rights of any kind (preemptive or otherwise) to acquire any capital stock or partnership interests in the
Companies, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any capital stock or partnership interests, nor is any of the Companies committed to issue, sell or otherwise cause to become outstanding any such option, warrant, right or security, except obligations to Purchaser under the Agreement, and there are no agreements or understandings concerning the ownership, voting, or disposition of the Purchased Shares or the Partnership Interests.

     This opinion is based upon currently existing statutes, rules, regulations and judicial decisions as limited by the preceding paragraphs above and upon facts known to me on the date hereof, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

     The foregoing opinion is solely for your benefit and may not be relied upon by any other person without obtaining my prior written consent. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

                                       Very truly yours,

                                       Charles A. Berardesco
                                       Managing Attorney, Corporate Finance

                                                                    Exhibit 11.7

                       , 2004
-----------------------

Constellation Power, Inc.
750 East Pratt Street
Baltimore, Maryland 21202

RE: STOCK PURCHASE AGREEMENT--PUNA POWER PLANT

Ladies and Gentlemen:

We have acted as special counsel to ORNI 8 LLC, a Delaware limited liability company (the "Buyer"), in connection with the transactions contemplated by the
Purchase and Sale Agreement dated as of April 22, 2004 (the "Purchase
Agreement") between the Buyer, Ormat Nevada Inc., COSI Puna, Inc. and
Constellation Power, Inc. We render this opinion letter to you at the request of the Buyer pursuant to Section 11.7 of the Purchase Agreement. Capitalized terms used and not otherwise defined in this opinion letter have the meanings assigned to such terms in the Purchase Agreement.

A. DOCUMENTS AND MATTERS EXAMINED

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents as we have deemed relevant or necessary as the basis for the opinions herein expressed, including the following:

A-l The Purchase Agreement; and

A-2

The documents listed in A-l through A-2 are herein collectively referred to as the "Documents."

Our opinion is based solely upon a review of the Documents. As to matters of fact bearing upon the opinions expressed herein, we have, with your consent and without investigation, relied solely upon and have not independently verified the accuracy of:

          (a) information in public authority documents;

          (b) information provided in certificates by the Buyer's directors, officers and/or employees; and

                    , 2004
--------------------

          (c) the representations, warranties and other statements of all parties contained in the Documents.

With your consent, we have reviewed no other documents, records, certificates, or other statements as a basis for the opinions herein expressed. With your consent, we have not undertaken, nor were we obligated or expected to undertake, an independent investigation to determine the accuracy of any facts, and any limited inquiry undertaken by us during the negotiation of the Documents or preparation of this opinion letter should not be regarded as such an investigation.

B. ASSUMPTIONS

For purposes of this opinion letter, we have relied, without investigation, upon the following assumptions:

B-l All natural persons who are involved on behalf of the Buyer have sufficient legal capacity to enter into and perform the transaction contemplated by the
Documents or to carry out their role in it.

B-2 Each party to the transaction other than the Buyer has satisfied those legal requirements applicable to it that are necessary to make the Documents signed by it enforceable against it in accordance with its terms.

B-3 Each party to the transaction other than the Buyer has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents against the Buyer.

B-4 Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

B-5 Each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

B-6 There has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to, or affecting any of, the parties to the transaction.

B-7 The conduct of the parties to the transaction has complied with any requirement of good faith, fair dealing and conscionability.

B-8 The party to whom this opinion letter is directed and any agent acting for it in connection with the transaction have acted in good faith and without notice of any defense

                    , 2004
--------------------

against the enforceability of any rights created by, or adverse claim to any property or security interest transferred or created as a part of, the transaction.

B-9 There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Documents.

B-10 Other agreements and court orders will be enforced as written.

B-l1 The Buyer will not in the future take any discretionary action (including a decision not to act) permitted under the Documents that would result in the violation of law or constitute a breach or default under any other agreement or court order.

B-12 The Buyer will obtain all permits and governmental approvals required in the future, and will take all actions similarly required, relevant to subsequent consummation of the transaction or performance of the Documents.

B-l3 All parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.

B-14 Each party to the Documents has received sufficient consideration to support its obligations thereunder.

B-15 The activities of the Buyer are not of such a nature as to cause the transactions contemplated by the Documents to be governed by laws or regulations of the State of New York or the United States of America applicable only because of such activities (such as laws relating specifically to the banking, securities, insurance or utility industries) and not applicable to business corporations generally.

C. OPINIONS

Based upon the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-l The Buyer is a limited liability company duly organized, validly existing and in good standing under Delaware law.

C-2 The Buyer has all necessary power and authority to enter into, and to perform its obligations under the Purchase Agreement and, to the extent material to the Buyer's performance of its obligations thereunder, to own its properties and to carry on its business as it is now conducted.

                    , 2004
--------------------

C-3 The Buyer has authorized, by all necessary action on the part of the Buyer, the execution and delivery of the Purchase Agreement, and the Buyer has executed and delivered the Purchase Agreement.

C-4 The Purchase Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

C-5 The execution and delivery by the Buyer of, and the consummation of the transactions contemplated by, the Purchase Agreement do not (a) violate the
Buyer's Certificate of Formation or Limited Liability Company Agreement

D.   QUALIFICATIONS

The opinions set forth herein are subject to the following qualifications:

D-1 The opinions set forth herein, including those opinions as to the enforceability of the Documents, are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity.

D-2 The opinions set forth herein, including those opinions as to the enforceability of the Documents, are subject to the effect of generally applicable rules of law that:

     (a) limit or affect the enforceability of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness;

     (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

     (c) limit the availability of a remedy under certain circumstances where another remedy has been elected;

     (d) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

     (e) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

     (f) limit the enforceability of provisions of releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent that the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

                    , 2004
--------------------

     (g) may, where less than all of a contract may be enforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

     (h) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

     (i) may, in the absence of a waiver or consent, discharge a guarantor to the extent that (i) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the debtor or (ii) guaranteed debt is materially modified; and

     (j) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (ii) it is important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

D-4 Certain provisions in each of the Documents relating to remedies after breach or default may be unenforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations in this opinion letter, render the applicable Document invalid as a whole or substantially interfere with the realization of the principal benefits provided by such
Document, subject to the economic and procedural consequences of any delay resulting from such unenforceability.

E.   EXCLUSIONS

We express no opinion as to the effect, if any, that one or more of the following matters may have upon the opinions expressed herein:

E-1 federal securities laws and regulations administered by the Securities and
Exchange Commission, state "blue sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

E-2 federal and state laws and regulations dealing with:

     (a) antitrust and unfair competition laws and regulations;

     (b) laws and regulations concerning filing and notice requirements (e.g.,
Hart-Scott-Rodino), other than requirements applicable to charter-related documents such as a certificate of merger;

     (c) environmental laws and regulations;

                    , 2004
--------------------

     (d) land use and subdivision laws and regulations;

     (e) tax laws and regulations;

     (f) patent, copyright, trademark and intellectual property laws and regulations;

     (g) racketeering laws and regulations;

     (h) health and safety laws and regulations;

     (i) labor laws and regulations;

     (j) laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws; and

     (k) statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

E-3 Federal Reserve Board margin regulations;

E-4 compliance with fiduciary duty requirements;

E-5 the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing;

E-6 fraudulent transfer and fraudulent conveyance laws;

E-7 pension and employee benefit laws and regulations;

E-8 the Buyer's title to or the condition of title of any real or personal property;

E-9 the creation, attachment, perfection, priority or enforcement of liens on any real property or a security interest in any personal property;

E-10 choice of law and waiver of jury trial provisions.

For purposes of expressing the opinions set forth herein, we have examined the laws of the State of New York and the general corporation law of the State of
Delaware and, to the extent applicable, the federal laws of the United States of
America and have assumed that those laws govern the construction, interpretation and enforcement of each of the Documents,

                    , 2004
--------------------

whether or not any of the Documents includes a choice-of-law provision stipulating the application of the laws of some other jurisdiction.

We note, with your approval, that we do not maintain an office in the State of
New York.

We have not reviewed, nor are our opinions in any way predicated upon an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have upon the opinions set forth herein. Furthermore, we express no opinion as to matters that may be affected by pending or proposed federal, state or local legislation, even though such legislation, if subsequently enacted, might affect the opinions expressed herein.

The opinions set forth herein are as of the date hereof, and we disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

This opinion letter is rendered only to you and is solely for your benefit in connection with the transaction contemplated by the Documents. This opinion letter may not be used or relied upon for any other purpose or by any other person without our prior written consent.

Very truly yours,

                                                                  EXECUTION COPY

                    SCHEDULES TO PURCHASE AND SALE AGREEMENT

     These Schedules ("Schedules") are provided by Constellation Power, Inc.
("CPI") (the "Seller") pursuant to that certain Purchase and Sale Agreement (the
"Agreement") by and among Seller, Cosi Puna, Inc., ORNI 8 LLC (the "Purchaser"), and Ormat Nevada Inc. dated as of April 22, 2004. These Schedules are an integral part of the Agreement, are incorporated therein by reference, and are not intended to be an independent document. Disclosure of any item herein shall not constitute an admission that such item is required to be disclosed, and the information contained herein is disclosed solely for the purposes of the
Agreement. Nothing contained herein shall be deemed to be an admission by any
Party to any third party of any matter whatsoever, including without limitation any violation of law or breach of agreement. The information in each Schedule is hereby incorporated into and made a part of each other Schedule to the extent that an item disclosed on one Schedule should be disclosed on another Schedule, whether or not specific reference is made to such other Schedule. Disclosure under one heading of a Schedule is deemed disclosure for all purposes of such
Schedule. Capitalized terms used and not otherwise defined herein shall be defined as set forth in the Agreement.

                                  SCHEDULE 1.1A
                               COMPANY GUARANTEES

1.   Constellation Debt Service Reserve Guaranty by Constellation Investments,
     Inc. in favor of Credit Suisse, New York Branch, dated as of December
     2, 1996

2.   Constellation Underground Injection Control Reserve Guaranty by
     Constellation Investments, Inc. in favor of Credit Suisse, New York Branch, dated as of December 2, 1996(1)

3.   The following bonds, by American Motorists Insurance Company(2) for the benefit of the State of Hawaii:

     a.   Department of Natural Resources Geothermal Resource Lease Performance
          Bond, in the amount of $10,000 (Bond #3SM71475100)

     b.   Geothermal Resource Well Indemnity Bond, in the amount of $250,000
          (Bond # 3SM71474900)

     c.   Department of Natural Resources Geothermal Resource Lease Performance
          Bond, in the amount of $10,000 (Bond # 3SM71475000)

----------
(1) The conditions which would cause the termination of this guaranty (i.e., obtaining a permit by a certain date) have been fulfilled, however the release of the guaranty has not yet been formally acknowledged.

(2) These bonds are in the name of AMOR VIII Corporation, a former general partner of PGV. Seller isre in the process of changing the principal's name on these bonds to PGV.

                                       -2-

                                  SCHEDULE 1.1B
                           COMPANY INSURANCE POLICIES

-----------------------------------------------------------------------------------------
   COVERAGE TYPE                      LIMIT                           DEDUCTIBLE
-----------------------------------------------------------------------------------------

Property/Boiler &     Property Damage -- Full                $250,000   Real & Personal
Machinery             Replacement Cost                                  Property
                      Business Interruption -- 12 Month      $500,000   Machinery
                      Period of Indemnity                               Breakdown
                                                             45 Days    Time Element
-----------------------------------------------------------------------------------------
Commercial General    $ 1,000,000   Per Occurrence           $  1,000   Employee Benefits
Liability                                                               Liability
                      $ 1,000,000   Personal and
                                    Advertising Injury
                      $ 2,000,000   General Aggregate
                      $ 1,000,000   Employee Benefits
                                    Liability
-----------------------------------------------------------------------------------------
Time Element          $ 1,000,000   Each Occurrence          $ 10,000
Pollution             $ 2,000,000   Aggregate
-----------------------------------------------------------------------------------------
Commercial            $ 1,000,000   Each Accident            $  1,000   Comprehensive
Automobile            $ 1,000,000   Uninsured Motorist       $  1,000   Collision
                      $    10,000   Medical Payments
-----------------------------------------------------------------------------------------
Commercial Umbrella   $25,000,000   Per Occurrence           $ 10,000
                      $25,000,000   General Aggregate
-----------------------------------------------------------------------------------------
                      $20,000,000   Per Accident or          $125,000   Operators Extra
Control of Well                     Occurrence - Operators              Expense
                                    Extra Expense
                      $   500,000   Per Accident or          $ 50,000   Care, Custody
                                    Occurrence -- Care,                 and Control
                                    Custody and Control
                      $ 1,750,000   Rigs and Equipment
-----------------------------------------------------------------------------------------
Workers               Statutory                              $      0
Compensation
-----------------------------------------------------------------------------------------
Employers Liability   $ 1,000,000   Bodily Injury --         $      0
                                    Accident
                      $ 1,000,000   Bodily Injury --
                                    Disease Policy Limit
                       $1,000,000   Bodily Injury --
                                    Disease Each Employee
-----------------------------------------------------------------------------------------

                                       -3-

                                  SCHEDULE 1.1C
                            INTERCOMPANY ARRANGEMENTS

1.   PGV pays $22,000 per month to Seller or an Affiliate of Seller for the following:

     a.   Support services

          o    All accounting services (with the exception of accounts payable)

          o    Human resource support

          o    Payroll (with the exception of timekeeping)

          o    Legal support

          o    Environmental support

          o    Safety support

          o    Insurance claims (loss prevention)

     b.   Barry Mizuno, a CPI employee, provides oversight in the following areas: community relations, permits, customer relations, strategic planning, and political relations.

     c.   Willis Savage, a CPI employee, provides services in the following areas: financial management, accounting support and lender relationships. Mr. Savage also provides services under the O&M
          Agreement, including working with the operating and maintenance staff and preparing the Annual Operating Budget.

2.   At December 31,2003, PGV has a payable to COSI PUNA in the amount of
     $897,263.(1)

3.   At December 31,2003, CE PUNA I and CE PUNA II have a payable to Seller or an Affiliate of Seller of $2,396,966.79.(2)

----------
(1)  This Intercompany Arrangement will be satisfied in full prior to or contemporaneous with Closing pursuant to Section 7.19 of the Agreement.

(2)  This Intercompany Arrangement will be satisfied in full prior to or contemporaneous with Closing pursuant to Section 7.19 of the Agreement.

                                       -4-

                                  SCHEDULE 1.1D
                         SELLER'S PERSONS WITH KNOWLEDGE

          NAME               EMPLOYER
     --------------   ---------------------
1.   Bruce Douglas    Constellation
                      Generation Group, LLC

2.   Steven Gross     CPI

3.   Daniel Haught    CPI

4.   Monte Morrison   COSI

5.   Barry Mizuno     CPI

6.   Willis Savage    CPI

                                       -5-

                                  SCHEDULE 1.1E
                          PURCHASER'S REQUIRED CONSENTS

None

                                       -6-

                                  SCHEDULE 1.1F
                   PURCHASER'S REQUIRED REGULATORY APPROVALS

1. With respect to filings required under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended ("HSR Act"), the expiration, or the earlier termination, of all applicable waiting periods under the HSR Act.

2. Required notice prior to the Closing to and consent from the applicable governmental authorities under the state and federal UIC permits of pending change in operator, ownership, control or facility name.

                                       -7-

                                  SCHEDULE 1.1G
                           SELLER'S REQUIRED CONSENTS

None

                                       -8-

                                  SCHEDULE 1.1H
                     SELLER'S REQUIRED REGULATORY APPROVALS

With respect to filings required under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended ("HSR Act"), the expiration, or the earlier termination, of all applicable waiting periods under the HSR Act.

                                       -9-

                                  SCHEDULE 3.4
                           WORKING CAPITAL ADJUSTMENT

The Net Working Capital for purposes of the Estimated Adjustment Statement and the Final Adjustment Statement shall be calculated as follows:

Net Working Capital = Current Assets minus Current Liabilities where Current Assets equals the sum of the following items set forth on the balance sheet of PGV:

Cash and Cash Equivalents (excluding restricted cash which will apply toward satisfaction of the Loan Documents)
Advances
Helco Receivable
Other Receivables
Prepaid Expense & Other Assets

and Current Liabilities equals the sum of the following items set forth on the balance sheet of PGV:

Accounts Payable
Accrued Royalties
Income Tax Payable
Current Deferred Taxes
Other Current Liabilities

All amounts related to Inventory shall not be included in the Net Working
Capital calculation above.

All Intercompany Arrangements shall not be included in the Net Working Capital calculation above, rather all such amounts will be paid out by PGV to Seller prior to Closing pursuant to Section 7.19 of the Agreement.

                                      -10-

                    PUNA - PRICE ADJUSTMENT CALCULATION FORM

----------------------------------------------------------------------------
                                    PGV   CE PUNA I+II   CE PUNA     TOTAL
                                                           L.P.
----------------------------------------------------------------------------
                                    (a)       (b+c)        (d)     (a+b+c+d)

Cash and Cash Equivalents            --        --           --         --

Advances
   HELCO Receivables                 --        --           --         --

Other Receivables
   Prepaid Expense & Other Assets    --        --           --         --

                                    ----------------------------------------
TOTAL CURRENT ASSETS                 --        --           --         --

Accounts Payable                     --        --           --         --

Accrued Royalties                    --        --           --         --

Income Tax Payable                   --        --           --         --

Current Deferred Taxes               --        --           --         --

Other Current Liabilities            --        --           --         --

                                    ----------------------------------------
TOTAL CURRENT LIABILITIES            --        --           --         --

----------------------------------------------------------------------------
WORKING CAPITAL                      --        --           --         --
----------------------------------------------------------------------------
(Current Assets less Current
   Liabilities)

                                      -11-

                                  SCHEDULE 5.3
                                 CAPITALIZATION

1.   Second Amended and Restated Partnership Agreement of PGV, dated as of
     December 2, 1996, as amended by that certain First Amendment dated as of
     December 10, 2003

2.   Agreement of Limited Partnership of CE PUNA LP by and between CE PUNA I and
     CE PUNA II, dated as of August 31, 1990

3.   The following pledge agreements and related documents(3):

     a.   Amended and Restated Accounts Pledge Agreement by and between PGV,
          Credit Suisse, New York Branch, and the Lenders thereto, dated as of
          December 2, 1996, as amended by that certain Amendment No. 1 dated as of March 19, 1999

     b.   Partnership Interest Pledge Agreement (CE Puna I) by CE PUNA I to
          Credit Suisse, New York Branch, dated as of December 21, 1990, as confirmed and amended by Confirmation and Amendment of Pledge
          Agreement (CE Puna I), dated as of December 2, 1996

     c.   Partnership Interest Pledge Agreement (CE Puna II) by CE PUNA II to
          Credit Suisse, New York Branch, dated as of December 21, 1990, as confirmed and amended by Confirmation and Amendment of Pledge
          Agreement (CE Puna II), dated as of December 2, 1996

     d.   Stock Pledge Agreement (CEI) by CPI, formerly known as Constellation
          Energy, Inc., to Credit Suisse, New York Branch, dated as of December
          21, 1990 as confirmed and amended by Confirmation and Amendment of
          Pledge Agreement (CEI), dated as of December 2, 1996

     e.   Control Agreement by and between PGV and Credit Suisse First Boston,
          New York Branch, dated as of December 10, 2003

4.   CSFB Swap Agreement(4)

5.   Dresdner Swap Agreement(5)

6.   The Credit Agreement(6) requires consent of the Lenders prior to a sale of the Purchased Shares.

----------
(3) The Loan Documents will be terminated at Closing, pursuant to Section 7.18 of the Agreement, at which point the Purchased Shares and the Partnership
Interests will no longer be encumbered thereby.

(4) The Loan Documents will be terminated at Closing, pursuant to Section 7.18 of the Agreement, at which point the Purchased Shares and the Partnership
Interests will no longer be encumbered thereby.

(5) The Loan Documents will be terminated at Closing, pursuant to Section 7.18 of the Agreement, at which point the Purchased Shares and the Partnership
Interests will no longer be encumbered thereby.

(6) The Loan Documents will be terminated at Closing, pursuant to Section 7.18 of the Agreement, at which point the Purchased Shares and the Partnership
Interests will no longer be encumbered thereby.

                                      -12-

                                  SCHEDULE 5.4
                                  NO VIOLATION

1.   PGV, as owner of the Plant, may be subject to the requirement to file FERC
     Form 1's. PGV has not filed FERC Form 1's, however, on or about February
     27, 2004, PGV received from FERC a waiver from such requirement.

2.   PGV may be in violation of State of Hawaii law if the three bonds set forth in Schedule 1.1A item 3 are either not continuing or are required to be in the name of PGV.

                                      -13-

                                  SCHEDULE 5.6
                              COMPLIANCE WITH LAWS

See Schedules 5.4, 5.7, and 5.14.

                                      -14-

                                  SCHEDULE 5.7
                                     PERMITS

1.   PGV believes a casing leak exists in KS-11 at approximately 1850 feet. The normal method for avoiding groundwater contamination is to pressurize the annular space within the well with nitrogen, which holds the geothermal fluid down below a specified depth. If there is no significant leakage in the casing, there will be minimal consumption of nitrogen. If there is a leak, the fluid can still be held down; however, there will be increased consumption of nitrogen. This is the state in which KS-11 is now operating.
     The Underground Injection Control (UIC) permit requires a Mechanical
     Integrity Test (MIT) to be conducted annually, initially scheduled for
     March 2004. PGV held discussions with the appropriate regulators and requested, and received, a postponement of the MIT to May 2004 so that PGV may have sufficient time to repair the leak prior to such MIT.

     PGV plans to cement the existing 9-5/8" liner permanently into the well. A string of 7" hangdown liner will then be suspended in the same manner the
     9-5/8" liner is currently installed. PGV plans to commence work to place this liner on May 16, 2004, during a planned outage period. KS-11 is expected to be returned to service in June, 2004. The procurement process for a larger size diameter (8 1/8") hangdown liner has begun, and this larger diameter casing can be made available to install in KS-11 at a future date.

2.   PGV has two trailers it uses as offices. No permit or other authorization from any Governmental Authority has been obtained related thereto.

                                      -15-

                                  SCHEDULE 5.9
                               EXISTING CONTRACTS

Schedule 5.9(a)

1.   Credit Agreement, and the following documents relating thereto(7):

     a.   Secured Term Notes in favor of those certain Lenders as set forth in the Credit Agreement, in the principal amount of $65,387,594, dated as of December 23, 1996

     b.   Amended and Restated Assignment and Security Agreement by and between
          PGV, Credit Suisse, New York Branch, and the Lenders thereto, dated as of December 2, 1996

     c.   Amended and Restated Accounts Pledge Agreement by and between PGV,
          Credit Suisse, New York Branch, and the Lenders thereto, dated as of
          December 2, 1996, as amended by that certain Amendment No. 1 dated as of March 19, 1999

     d.   Partnership Interest Pledge Agreement (CE Puna I) by CE PUNA I to
          Credit Suisse, New York Branch, dated as of December 21, 1990, as confirmed and amended by Confirmation and Amendment of Pledge
          Agreement (CE Puna I), dated as of December 2, 1996

     e.   Partnership Interest Pledge Agreement (CE Puna II) by CE PUNA II to
          Credit Suisse, New York Branch, dated as of December 21, 1990, as confirmed and amended by Confirmation and Amendment of Pledge
          Agreement (CE Puna II), dated as of December 2, 1996

     f.   Stock Pledge Agreement (CEI) by Constellation Power, Inc., formerly known as Constellation Energy, Inc., to Credit Suisse, New York
          Branch, dated as of December 21, 1990 as confirmed and amended by
          Confirmation and Amendment of Pledge Agreement (CEI), dated as of
          December 2, 1996

     g.   Local Operating Account Agreement by and among Bank of Hawaii, PGV,
          Credit Suisse, New York Branch, and the Lenders thereto, dated as of
          December 2, 1996

2.   CSFB Swap Agreement(8)

3.   Dresdner Swap Agreement(9)

----------
(7)  The Loan Documents will be terminated at Closing, pursuant to Section 7.18 of the Agreement.

(8)  The Loan Documents will be terminated at Closing, pursuant to Section 7.18 of the Agreement.

(9)  The Loan Documents will be terminated at Closing, pursuant to Section 7.18 of the Agreement.

                                      -16-

4.   Power Purchase Agreement

5.   O&M Agreement(10)

6.   Leases involving surface and geothermal rights and related agreements, as follows:

     a.   Surface Lease, dated February 18, 1981, by and between Kapoho Land and
          Development Company, Limited ("KLDC") as lessor and Kapoho Land
          Partnership ("KLP") as lessee

     b.   Geothermal Resources Mining Lease No. R-2, dated February 20, 1981, by and between the State of Hawaii as lessor and KLP as lessee

     c.   Indenture, dated March 1, 1981, by and among KLDC, KLP, Dillingham
          Corporation and Thermal Power Company

     d.   Lease and Agreement, dated March 1, 1981, by and between KLP as lessor and PGV as lessee, as amended on July 9, 1990 and December 31, 1996

     e.   Delivery System Grant of Easements, dated July 9, 1990, by and between
          KLP as grantor and PGV as grantee, as amended on September 25, 1996 and November 7, 1996

     f.   Power Plant Sublease, dated July 9, 1990, by and between KLP as lessor and PGV as lessee

     g.   Letter Agreement, dated July 9, 1990, by and among KLDC, KLP, PGV and
          Ormat Energy Systems, Inc.

     h.   Letter Agreement, dated December 17, 1996, by and among KLDC, KLP and
          PGV, as amended on December 18, 1996

     i.   Letter Agreement, dated July 9, 1990, by and between KLP and PGV

     j.   Indenture, dated March 6, 1987, by and among KLDC as grantor, Hawaii
          Electric Light Company, Inc. and Hawaiian Telephone Company as
          grantees, KLP as lessee, and PGV as sublessee

7.   Accrual Agreement (TPC Royalty), dated September 1, 1990, by and between
     PGV and Thermal Power Company

8.   Settlement Agreement, dated March 7, 1995, by and between PGV and Hawaii
     Electric Light Company, Inc.

----------
(10) The O&M Agreement will be terminated at Closing.

                                      -17-

9.   Transmission Line Agreement, dated March 7, 1995, by and between PGV and
     Hawaii Electric Light Company, Inc.

10.  Confirmation Agreement, dated March 7,1995, by and between PGV and Hawaii
     Electric Light Company, Inc.

11.  The following bonds, by American Motorists Insurance Company(11) for the benefit of the State of Hawaii:

     a.   Department of Natural Resources Geothermal Resource Lease Performance
          Bond, in the amount of $10,000 (Bond #3SM71475100)

     b.   Geothermal Resource Well Indemnity Bond, in the amount of $250,000
          (Bond#3SM71474900)

     c.   Department of Natural Resources Geothermal Resource Lease Performance
          Bond, in the amount of $10,000 (Bond # 3SM71475000)

12.  Professional Service Agreement, dated January 1,2004, by and between PGV and The Environmental Company, Inc. This agreement is for environmental monitoring support services relating to, among other things, air, noise, and groundwater quality. The fixed price for the two-year term is
     $182,083.92, plus any approved additional work on a time and materials basis.

Schedule 5.9(b)

1.   The Power Purchase Agreement requires that the total firm capacity of the
     Plant equal thirty (30) megawatts, except in the case of a "catastrophic equipment failure." The Plant is currently operating, and has in the past operated, at less than thirty (30) megawatts. PGV has not received any notice of breach from Hawaii Electric Light Company, Inc.

2.   PGV has not paid amounts due to COSI PUNA under the O&M Agreement from and after about April 2002. COSI PUNA wrote off such amounts for 2003.

----------
(11) These bonds are in the name of AMOR VIII Corporation, a former general partner of PGV. Seller are in the process of changing the principal's name on these bonds to PGV.

                                      -18-

                                  SCHEDULE 5.10
                                PERSONAL PROPERTY

The following parties have a security interest on PGV personal property: the
Lenders under the Credit Agreement, Credit Suisse New York Branch under the CSFB
Swap Agreement, and Dresdner Bank, AG under the Dresdner Swap Agreement(12).

----------
(12) The Loan Documents will be terminated at Closing, pursuant to Section 7.18 of the Agreement, at which point such personal property will no longer be encumbered thereby.

                                      -19-

                                  SCHEDULE 5.12
                                     LEASES

Leases involving surface and geothermal rights and related agreements, as follows:

     1.   Surface Lease, dated February 18, 1981, by and between Kapoho Land and
          Development Company, Limited ("KLDC") as lessor and Kapoho Land
          Partnership ("KLP") as lessee

     2.   Geothermal Resources Mining Lease No. R-2, dated February 20, 1981, by and between the State of Hawaii as lessor and KLP as lessee

     3.   Indenture, dated March 1, 1981, by and among KLDC, KLP, Dillingham
          Corporation and Thermal Power Company

     4.   Lease and Agreement, dated March 1, 1981, by and between KLP as lessor and PGV as lessee, as amended on July 9, 1990 and December 31, 1996

     5.   Delivery System Grant of Easements, dated July 9, 1990, by and between
          KLP as grantor and PGV as grantee, as amended on September 25, 1996 and November 7, 1996

     6.   Power Plant Sublease, dated July 9, 1990, by and between KLP as lessor and PGV as lessee

     7.   Letter Agreement, dated July 9, 1990, by and among KLDC, KLP, PGV and
          Ormat Energy Systems, Inc.

     8.   Letter Agreement, dated December 17, 1996, by and among KLDC, KLP and
          PGV, as amended on December 18, 1996

     9.   Letter Agreement, dated July 9, 1990, by and between KLP and PGV

     10.  Indenture, dated March 6, 1987, by and among KLDC as grantor, Hawaii
          Electric Light Company, Inc. and Hawaiian Telephone Company as
          grantees, KLP as lessee, and PGV as sublessee

                                      -20-

                                  SCHEDULE 5.14
                            ENVIRONMENTAL COMPLIANCE

The Plant is listed in the Comprehensive Environmental Response, Compensation,
and Liability Information System (CERCLIS NO. HID984469536). A "Preliminary
Assessment" for past H2s air releases of the facility was completed in December
1993. No regulatory action has been taken or is currently expected relative to the Plant under the Comprehensive Environmental Response, Compensation, and
Liability Act or the Resource Conservation and Recovery Act.

                                      -21-

                                  SCHEDULE 5.15
                                   TAX MATTERS

Potential liability to Hawaii for tax credit refunds received:

-----------------------------------------------------------------------------
                                              CE Puna I   CE Puna II    Amor
Credit                                                                  VIII
-----------------------------------------------------------------------------
2000 Hawaii Tax Credit for Research            $108,864    $108,864    $2,199
Activities
-----------------------------------------------------------------------------
2001 Hawaii Tax Credit for Research            $234,773    $234,773    $4,743
Activities
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
2000 Hawaii Capital Goods Excise Tax Credit    $      0    $      0    $    0
-----------------------------------------------------------------------------
2001 Hawaii Capital Goods Excise Tax Credit    $ 16,198    $ 16,198    $  327
-----------------------------------------------------------------------------

Power of Attorney

On March 4, 2003, PGV filed a power of attorney with the State of Hawaii (Form
N-858) for 4 representatives of PricewaterhouseCoopers, Honolulu Office, to
discuss the tax returns filed (Form N-20) for the 2000 and 2001 tax years. The
Power of Attorneys were issued because PricewaterhouseCoopers had assisted PGV in the calculation of a tax credit for research activities for those years.

                                      -22-

                                  SCHEDULE 5.18
                            UNDISCLOSED LIABILITIES

The Credit Agreement will be terminated at Closing, and an Early Termination
Payment (as defined in the following agreements) will be due under each of the
CSFB Swap Agreement and the Dresdner Swap Agreement.

                                      -23-

                                  SCHEDULE 5.19
                 ABSENCE OF CERTAIN FINANCIAL CHANGES OR EVENTS

1.   On Tuesday 14 January 2004, the Plant experienced a technical failure that led to a Plant outage. At approximately 11:00 a.m. PST, a large pentane leak was followed by an explosion and fire on one of the Plant's 10 turbine generator units (OEC-21). At the time of the incident, Seller believe the
     Hawaiian Electric Company grid was experiencing upsets due to high winds
     (i.e., 70 mph gusts). At the time the fire started, Seller believe a disturbance on the grid caused several of the OEC units, non-condensable gas compressors, and air compressors to trip off line. Damage to OEC-21 was extensive, including the pentane turbine and generator. Approximately 40-
     50% of the Plant's sound barrier wall was blown out by the force of the explosion and the Halon system deployed inside the power control shelter.
     There is no apparent major damage to the adjacent unit (OEC-22) or to any of the other units in the power block. Three fire monitoring stations were immediately directed to spray firewater on adjacent units for cooling as well as on OEC-21's vaporizer and the affected area.

     An insurance claim has been filed to recover the costs related to the above. The insurance deductible is $500,000. PGV plans to continue repairs related to the above.

2.   See Schedules 5.4 and 5.7

                                      -24-

                                  SCHEDULE 5.23
                             EMPLOYEE BENEFIT PLANS

HMSA Medical Plan (PPO and HMO options, each including prescription and dental benefits)

HMSA Dental/Rx Plan

Vision Plan (two plan options)

Employee Life Insurance Plan

Family Life Insurance Plan

Health Care Expense Account (flexible spending account)

Dependent Care Expense Account (flexible spending account)

Short-Term Disability Plan

Long-Term Disability Plan

Employee Savings Plan

Pension Plan

Employee Assistance Program

Tuition Reimbursement

Adoption Assistance

Long-Term Care Insurance

Discount Auto and Home Insurance Program

Vacation

Personal Choice Days

Holidays

Sick Leave Benefits

Post-Retirement Benefits includes medical, dental and life insurance

Travel Accident Insurance (includes AD&D coverage)

Employee Referral Program

Annual Incentive Program

Business Continuation Incentive Program

                                      -25-

                                 SCHEDULE 7.3(B)
                            CONDUCT PENDING CLOSING

See Schedules 1.1 A, 1.1C, 5.4, 5.7, and 5.19

                                      -26-

                                 SCHEDULE 7.5(B)
                           PURCHASE PRICE ALLOCATION

--------------------------------------------------------------------------------
                  Asset Category                              Percentage of ADSP
--------------------------------------------------------------------------------
Power plant and equipment                                            80.0%
--------------------------------------------------------------------------------
Other buildings and fixtures                                          2.0%
--------------------------------------------------------------------------------
Personal property                                                     2.0%
--------------------------------------------------------------------------------
Geothermal resource                                                   7.5%
--------------------------------------------------------------------------------
Power purchase agreement                                              7.5%
--------------------------------------------------------------------------------
Environmental permits                                                 1.0%
================================================================================
TOTAL                                                               100.0%
--------------------------------------------------------------------------------

                                      -27-

                                 SCHEDULE 7.5(H)

                                   TAX REFUNDS

Potential refunds due from Hawaii for 2002 and 2003 tax returns filed:

------------------------------------------------------------------------------
                                                                          Amor
Credit                                        CE Puna I   CE Puna II      VIII
------------------------------------------------------------------------------
2002 Hawaii Tax Credit for Research            $947,233     $947,233   $19,135
Activities
------------------------------------------------------------------------------
2003 Hawaii Tax Credit for Research            $336,564     $336,564    $6,799
Activities (estimated)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
2002 Hawaii Capital Goods Excise Tax Credit    $206,607     $206,607    $4,174
------------------------------------------------------------------------------
2003 Hawaii Capital Goods Excise Tax Credit    $150,589     $150,590    $3,042
(estimated)
------------------------------------------------------------------------------

                                      -28-

                                  SCHEDULE 7.14
               EMPLOYEES AND PURCHASER'S REPLACEMENT BENEFIT PLANS

Schedule 7.14(a)

Existing Employees:

1.   BENSON, DARREN T
2.   BURDETT JR, HOWARD R
3.   CARR, GREGOR
4.   COSTA, ABEL
5.   CULNAN, ROBERT J
6.   DAHL, GARY E
7.   DUVOISIN, RICK A
8.   FONSECA, AARON J
9.   GACUSANA, AARON K
10.  GRAY, KEVIN E
11.  HARA, JORDAN F
12.  KALEIKINI, MICHAEL L
13.  KISTLE, KALEI K
14.  LEWIS, AARON A
15.  LOVE, LONDA L
16.  MCAULAY, BRUCE
17.  OLIVER, DEBORAH M
18.  PARK, KELLETT M
19.  PARKS, BOYINGTON
20.  QUESADA, RONALD P
21.  ROCHA, CLIFFORD S K
22.  TEEPLES, RANDY W
23.  VALDES, LOUIS A
24.  WIEBE, WILLIAM E
25.  WONG, STEPHEN
26.  WYNN, EUGENE R
27.  ZIMMERMAN, DARLENE M
28.  MIZUNO, BARRY(13)
29.  TO BE HIRED(14)

----------
(13) Currently employed by CPI

(14) PGV is in the process of hiring for a vacant position, Maintenance
Technician -- Instrumentation & Electrical, and expects to fill the position in the second quarter of 2004.

                                      -29-

Schedule 7.14(c)

ANNUAL COMPENSATION

Purchaser or Purchaser's Parent shall provide base salary to each Transferred
Employee for a period of 18 months after the Closing in an amount not less than
109% of the base salary in effect for each such Transferred Employee for the period immediately preceding the Closing Date.

INCENTIVE COMPENSATION

Purchaser or Purchaser's Parent shall provide the opportunity to earn incentive compensation to each Transferred Employee for a period of 18 months after the
Closing in an amount no less favorable and on terms not materially less favorable than the incentive plans of Seller or COSI PUNA in effect for such
Transferred Employee for the period immediately preceding the Closing Date.

REPLACEMENT WELFARE PLANS:

Below is a summary of the benefits offered employees under the employee welfare benefits plans of Purchaser and Ormat Nevada, Inc. as of the Effective Date:

MEDICAL                               ORMAT PAY 80% OF PREMIUM
Lifetime Maximum                      $2,000,000
Deductible                            $250 Aggregate
Co-Insurance                          80/50
Co-Insurance Maximum                  $1,000/$2,000
Doctor Copay                          $20/Ded/Co-Ins
Specialist Copay                      $20/Ded/Co-Ins
Emergency Room                        Ded/Co-Ins/Ded/Co-Ins
Urgent Care                           Ded/Co-Ins/Ded/Co-Ins
Laboratory & X-Ray                    Ded/Co-Ins/Ded/Co-Ins
Outpatient Surgery                    Ded/Co-Ins/Ded/Co-Ins
Inpatient Surgery                     Ded/Co-Ins/Ded/Co-Ins
Maternity Care                        Ded/Co-Ins/Ded/Co-Ins
Chiropractic Care                     Ded/Co-Ins/Ded/Co-Ins
Physical Therapy                      Ded/Co-Ins/Ded/Co-Ins
Mental Illness                        Ded/Co-Ins/Ded/Co-Ins
Substance Abuse                       Ded/Co-Ins/Ded/Co-Ins
Rx Brand/Generic/Non-Formulary        $15/$30
HMO Available                         None
DENTAL                                ORMAT PAY 80% OF PREMIUM
Carrier Name                          Guardian
Preventive Services                   100%/100%
Basic Services                        90%/80%
Major Services                        60%/50%
Annual Deductible                     $50 Aggregate
Annual Maximum                        $1,000 Aggregate
Lifetime Ortho Maximum                $1,000

                                      -30-

VISION                                ORMAT PAY 80% OF PREMIUM
Exam                                  $20 Copay Every 12 Months
Lenses & Frames                       $20 Copay Every 12 Months
LONG TERM DISABILITY                  ORMAT PAY 100% OF PREMIUM
Elimination Period                    90 Days
Maximum Monthly Benefit               66.67% to $9,000
SHORT TERM DISABILITY                 ORMAT PAY 100% OF PREMIUM
Elimination Period                    1st day Accident/7th Day Sickness 13 Weeks
Maximum Weekly Benefit                $2,000.00

--------------------------------------------------------------------------------
VACATION     1-5 years                                    80 hours
--------------------------------------------------------------------------------
             6+ years                                     120 hours
--------------------------------------------------------------------------------
HOLIDAYS     10 days
--------------------------------------------------------------------------------
SICK LEAVE   80 hours                                     Paid at 100%
--------------------------------------------------------------------------------
             160 hours maximum accrual                    Paid at 100%
--------------------------------------------------------------------------------
401(K)       50% match up to 4% of employee contribution
--------------------------------------------------------------------------------

                                      -31-